As filed with the Securities and Exchange Commission on March 17, 2021
No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1
REGISTRATION
STATEMENT UNDER
THE SECURITIES ACT OF 1933

BOOMER HOLDINGS INC.
(Exact name of registrant as specified in its charter)
Nevada	4700	85-1103646
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
8670 W. Cheyenne Avenue, Las Vegas,
NV 89129 (888)-266-6370
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	BOMH	OTCQB
Michael Quaid
Chief Executive Officer Boomer Holdings Inc.
8670 W. Cheyenne Avenue
Las Vegas, NV 89129
(888)-266-6370
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications to:
Peter Campitiello, Esq.
McCarter & English, LLP
Two Tower Center Boulevard, 24th Floor
East Brunswick, New
Jersey 08816
(732) 867-9741
Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check One):
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE
Title of each class of Proposed Maximum	Amount being registered	Proposed Maximum Aggregate offering price per share(2)	Aggregate Offering Price(2)	Amount of Registration Fee Securities to be registered Amount to be registered(1)
Common Stock, par value $0.001 per share	27,893,400	$0.42	$11,715,228	$1,278.14
Total	27,893,400	$0.42	$11,715,228	$1,278.14
(1)
The common stock will be offered for resale by selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional common shares as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)
Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per security and the maximum aggregate offering price are based on the average of the bid and the ask price of the Registrant’s Common Stock as reported on the OTC Markets on March 12, 2021, which date is within five business days prior to filing this Registration Statement, on a split-adjusted basis.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Preliminary Prospectus Subject to Completion, Dated March 17, 2021

Boomer Holdings Inc.
27,893,400 Shares of Common Stock
This prospectus relates to the re-sale by the selling stockholders identified in this prospectus, or their assigns (each a “Selling Stockholder” and, collectively, the “Selling Stockholders”) of up to an aggregate of 27,893,400 shares of common stock, par value $0.001 per share (the “Common Stock”), of Boomer Holdings Inc., a Nevada corporation (“Boomer” or the “Company”).
The shares offered by this prospectus may be sold by the Selling Stockholders or their transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer from time to time in the over-the-counter market or any other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, as described under “Plan of Distribution” herein.
All net proceeds from the sale of the shares of Common Stock covered by this prospectus will go to the Selling Stockholders. We will receive none of the proceeds from the sale of the shares of Common Stock covered by this prospectus by the Selling Stockholders. We may receive proceeds upon the exercise of outstanding warrants for shares of Common Stock covered by this prospectus if the warrants are exercised for cash. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by them.
Our Common Stock trades on the OTCQB under the symbol “BOMH”.
The Selling Stockholders may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of the Registered Shares.
Investing in the Common Stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is March 17, 2021

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed on behalf of the Selling Stockholders with the Securities and Exchange Commission (the “SEC” or the “Commission”) to permit the Selling Stockholders to sell the Registered Shares described in this prospectus in one or more transactions. The Selling Stockholders and the plan of distribution of the Registered Shares being offered by them are described in this prospectus under the headings “Selling Stockholders” and “Plan of Distribution.”
You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities. Our business, financial condition, results of operations and prospects may have changed since that date. You should read this prospectus in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this prospectus entitled “Where You Can Find More Information.”
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PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you need to consider in making your investment decision. Before making an investment decision, you should read this entire prospectus carefully and you should consider, among other things, the matters set forth under “Risk Factors” and our financial statements and related notes thereto appearing elsewhere in this prospectus. In this prospectus, except as otherwise indicated, “Boomer,” “Boomer Holdings,” the “Company,” “we,” “our,” and “us” refer to Boomer Holdings Inc., a Nevada corporation and its subsidiaries.
Company Overview
Description of Our Business
Our mission is to develop and sell products of superior quality which improve the overall wellness of our customers. Boomer Naturals has two divisions, Healthy Living and Personal Protection Equipment. Healthy Living’s flagship product, Boomer Botanics, is an all-natural botanical blend that helps the body function at its prime. Boomer Naturals’ Healthy Living products are designed to balance the body and help decrease symptoms associated with physical, mental, and emotional health challenges. Product lines include Boomer Botanics, Golf Botanics, Pet Botanics, Tommy Bahama+Boomer Naturals CB5, SKIN Sunscreen, and medical-grade skin care products. Boomer Naturals Personal Protection Equipment offers consumers and businesses PPE of the highest quality with industry-leading reliability. The PPE division’s flagship product, Boomer Nano-Silver Reusable Protective Cloth Face Masks, are one of America’s best-selling consumer face masks. Boomer Naturals’ products are available online at BoomerNaturals.com, BoomerNaturalsWholesale. com, CVS.com, and TommyBahamaWellness.com. Boomer Naturals’ products are also available at the Boomer Naturals retail store, CVS retail locations, Tommy Bahama retail locations, and resorts and golf shops across the country.
BOOMER BOTANICS
We are engaged in the research, development, acquisition, licensing and sales of specialized natural products which have FDA compliant ingredients and are impactful on the central nervous system. These products powered by natural terpenes, include, edible and topical offerings. We are engaged in marketing and branding within the central nervous wellness space, including our proprietary formula which is currently patent pending. Boomer Naturals currently operates a retail store in Las Vegas Nevada and Boomer Natural products are also available in Golf Pro Shops, Specialty Stores, Chiropractic Offices and Nail Salons across the country. Boomer Naturals has a robust online presence and enjoys material sales through its website at BoomerNaturals.com.
We believe our Boomer Botanics formula is an FDA-compliant formulation that fully supports the body’s central nervous system (“CNS”). Boomer Botanics combines five natural and powerful ingredients that target the CNS. The term FDA-compliant means that a company is selling a regulated food additive that is, or that its chemicals are, in compliance with the food additive provisions of the Federal Food, Drug, and Cosmetic Act. All of the ingredients in our Boomer Botanics formula are on the FDA Generally Recognized as Safe (“GRAS”) List which means they are deemed safe to use as an additive to food, beverages, and supplements without prior FDA review and approval and we are able to advertise on Google, Facebook, Yahoo, Bing, YouTube, Instagram, and all national television networks where other, competing companies are not allowed to advertise. This allows Boomer Naturals to advertise creating brand recognition that our competitors cannot.
The Boomer Botanic products were developed by neurosurgeon, Dr. Markus Chwajol https://boomernaturals.com/wellness-advisory-board/markus-chwajol/. The Boomer Botanics products contain a powerful combination of terpenes that interact with three known receptors in the CNS and possibly a fourth, while the standard products in the industry interact only with one. Terpenes are aromatic compounds found in many plants that create their characteristic aroma. Terpenes may also offer some health benefits to the human body. Terpenes are found in basil, thyme, black pepper, hops, rosemary, lemongrass, jasmine, pine trees, cacao, and other plants and flowers. The solutions include products that may alleviate pain, reduce anxiety, increase sleep quality, as well as offer cosmetic benefits. In addition, Boomer offers a full line of products to benefit the health of pets, including those suffering from seizures. Our product formulas are developed by our team of medical and scientific advisory board and are currently manufactured by FDA registered and GMP certified third-party contract manufacturers located in Florida.

These statements have not been evaluated by the Food and Drug Administration. The FDA has not reviewed or cleared any of our products nor has the FDA endorsed or verified any of our claims regarding our products. Our products are not intended to diagnose, treat, cure, or prevent any disease and none of our products have been approved by the FDA for any purpose.
The Company’s initial wellness partners include Tommy Bahama and PGA of America (PGA Magazine). Boomer Naturals will attempt to leverage the brand recognition and customer loyalty of these top brands to elevate our brand to a leader in wellness.
On January 10, 2020, Boomer Naturals executed a Trademark License Agreement (the “License Agreement”) with Tommy Bahama Group, Inc. (“Tommy Bahama”) a wholly owned subsidiary of Oxford Industries, Inc. Pursuant to the terms of the License Agreement, Tommy Bahama agreed to license the Tommy Bahama trademark and other intellectual property from Tommy Bahama in connection with the manufacture, sale, distribution, advertisement and promotion of the Company’s products as more fully set forth in the License Agreement. The License Agreement requires the Company to pay minimum royalties for each license year and meet minimum net sales requirements of products under the licensed marks each year. The License Agreement may be terminated by Tommy Bahama before the end of the term for several reasons.
Our Sales and Distribution Strategy
With our Boomer Botanics formula we believe are in a unique position to brand our line. Our FDA compliant product will give us access to advertising on national television and social media platforms like Facebook and Google. Through its websites and internet advertising, Boomer will be able to brand its products while informing consumers of the attributes of Boomer Botanics. This direct to consumer interaction could pave the way for significant online sales through the Boomer Naturals website. The Company also sells its products in retail stores, golf shops and through chiropractor offices.
Market Size
According to the Global Wellness Institute, health and wellness is a multi-billion dollar industry and the trend is for consumers moving away from pharmaceuticals toward more natural solutions for everyday challenges.
According to a Global Use of Medicines report from the IQVIA Institute for Human Data Science, the global pharmaceutical industry was valued at $1.2 trillion in 2018 https://pharmaceuticalcommerce.com/business- and-finance/global-pharma-spending-will-hit-1-5-trillion-in-2023-says-iqvia/.
BOOMER MEDICAL PRODUCTS
Upon most U.S. States issuing some level of Stay-At-Home orders arising from the COVID-19 pandemic, the short-term business strategy of Boomer Naturals shifted. Boomer Naturals received its first round of Tommy Bahama orders during March 2020 and expected that Tommy Bahama would be reordering on a monthly basis to replenish stock at all of its brick and mortar retail locations. In addition, we believe Tommy Bahama intended to launch an aggressive e-commerce campaign commencing with email advertisements to its significant database of customers.
Once the Stay-At-Home orders took effect, Tommy Bahama was required to close its retail stores for several months and further elected to delay any major e-commerce marketing initiatives due to their belief that consumers were primarily spending money on food and other necessities as opposed to engaging in significant discretionary spending during the Pandemic. It would have been reasonably expected that said actions by Tommy Bahama would have caused a significant delay in revenues to the Company. However, management saw an opportunity to remain consistent with its health and wellness brand strategy by expanding its offerings to face coverings and other products within the Personal Protective Equipment category.
Commencing in April 2020, Boomer Naturals began online retail sale on its website of a variety of face coverings and sanitizers. During this period, Boomer Naturals began running advertisements on television, radio and various digital platforms featuring face coverings. Due to increased demand for these items, e-commerce sales grew to over 3,000 orders per day during the quarter ended July 31, 2020. This increased revenue stream was able to replace the anticipated revenue arising from the Tommy Bahama relationship. In addition, while the e-commerce PPE vertical continued to grow, Boomer Naturals began to receive some interest in wholesale purchases of face coverings and other protective equipment. Boomer Naturals is in the early-stages of growing a wholesale PPE division. While no assurance can be given regarding the performance of the Boomer Medical products division, the Company anticipates that this division will continue to generate revenues for the next three to six months to accompany the expected reemergence of the Boomer Botanics division upon Tommy Bahama retail stores reopening and increase overall brand awareness from the retail focused advertising campaign.
Recently, due to the COVID-19 pandemic, in-stores sales of the Company’s Boomer Botanics products have been completely reduced to zero and the Company’s planned openings of retail stores in New York and Chicago have been delayed indefinitely as well as potential tests in retail stores. The Company has shifted its focus to its Boomer Medical Supplies segment. Boomer Medical Supplies is focusing on the perceived opportunity created from the recent shift away from the reliance on Chinese-produced medical supplies. The Company has entered into an Exclusive Distributor Agreement with a company located in Viet Nam (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s products in the United States The Company has established exclusive arrangements with non-Chinese medical supplies manufacturers mainly focusing on face coverings gloves, and gowns. provided the Company orders at least $3 million of inventory per year. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market.
Risks of Investing
Investing in our securities involves substantial risks. Potential investors are urged to read and consider the risk factors relating to an investment in the Common Stock set forth under “Risk Factors” in this prospectus as well as other information we include in this prospectus.
Trading Market
Our Common Stock is quoted on the OTCQB under the symbol “BOMH”.
Corporate Information
We were incorporated in the State of Nevada on March 31, 2016 as Remaro Group Corp. On January 10, 2020, the Company filed an amendment to its Articles of Incorporation (the “Amendment”) to: change the name of the Company to Boomer Holdings Inc.; effect a forward stock split on the basis of three-to-one (3:1); and to increase the number of authorized shares of capital stock to 210,000,000 comprised of 200,000,000 shares of Common Stock and 10,000,000 shares of blank-check preferred stock, par value $0.001 per share. Our principal executive offices are located at 8670 W. Cheyenne Avenue, Las Vegas, NV 89129. Our telephone number is (888) 266-6370. Our website address is http://www.bnwhealth.com. Information contained in our website does not constitute any part of, and is not incorporated into, this prospectus.

SUMMARY OF THE OFFERING
Common Stock offered by the Selling Stockholders:
Up to 27,893,400 shares of our Common Stock.
Selling Stockholders:
See “Selling Stockholders” beginning on page 32.
Common Stock outstanding prior to the offering:
155,292,311 shares*
Common Stock outstanding after giving effect to the offering:
155,292,311 shares.
Use of proceeds:
We are not selling any of the shares of Common Stock covered by this prospectus and will receive no proceeds from the sale or other disposition of the shares covered hereby by the Selling Stockholders. All of the proceeds from the sale or other disposition of Common Stock covered by this prospectus will go to the Selling Stockholders. We will bear all costs associated with registering the shares of Common Stock offered by this prospectus. See “Use of Proceeds” beginning on page 17.
Risk factors
See “Risk Factors” and other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.
Trading Symbol on OTCQB:
BOMH
Transfer agent and registrar
Action Stock Transfer, Inc.
*	Based on approximately 155,292,311 shares of Common Stock outstanding on March 17, 2021.

RISK FACTORS
Risks Related to the COVID-19 Pandemic
The recent COVID-19 pandemic may adversely affect our business, results of operations, financial condition, liquidity, and cash flow.
While the complete impact on our business from the recent outbreak of the COVID-19 coronavirus is unknown at this time and difficult to predict, various aspects of our business are being adversely affected by it and may continue to be adversely affected.
As of the date hereof, COVID-19 has been declared a pandemic by the World Health Organization, has been declared a National Emergency by the United States Government and has resulted in several states being designated disaster zones. COVID-19 coronavirus caused significant volatility in global markets, including the market price of our securities. The spread of COVID-19 coronavirus has caused public health officials to recommend precautions to mitigate the spread of the virus, especially as to travel and congregating in large numbers. In addition, certain states and municipalities have enacted, and additional cities have enacted and others are considering, quarantining and “shelter-in-place” regulations which severely limit the ability of people to move and travel, and require non-essential businesses and organizations to close.
Our stores and the stores that sell our products are considered non-essential. There is significant uncertainty around the breadth and duration of these store closures and other business disruptions related to COVID-19, as well as its impact on the U.S. economy, consumer willingness to visit malls and shopping centers, and employee willingness to staff our stores once they re-open. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions taken to contain it or treat its impact.
Thus far, these restrictions have adversely affected our business, results of operations and financial condition. It is unclear how such restrictions, should they continue for an extended period, which will contribute to a general slowdown in the global economy, will affect our business, results of operations, financial condition and our future strategic plans.
Risks Related to the Company
The Company has a limited operating history.
Boomer Naturals, Inc., the Company’s wholly-owned operating subsidiary, was formed in June 2019 and has a limited operating history, assets and operating revenues, and its prospects of future profitable operations may be delayed or never realized. We have a limited operating history upon which you may evaluate our business and prospects. We are in the early stages of our business and have not yet commenced full-scale operations. Accordingly, we are in the initial revenue phase, and our activities to date have involved research and development of products and services, business planning, market testing, and efforts to raise startup capital. Our business and prospects must be considered in light of the risk, expense, and difficulties frequently encountered by preliminary or limited revenue companies in early stages of development, particularly companies in highly competitive and evolving markets. If we are unable to effectively allocate our resources, manufacture our products, generate sales, or obtain and grow our customer base, our business operating results and financial condition would be adversely affected and we may be unable to execute our business plan, and our business could fail. Investors could therefore be at risk of losing their investment.
The Company has a short operating history, which makes it difficult to evaluate its prospects, and future financial results and may increase the risk that it will not be successful. The Company has provided certain historical financial information; however, such financial information may not be a reliable indicator of future results. In addition, the historical information is not necessarily indicative of what our results of operations, financial position and cash flows will be in the future.
We have inadequate capital and need for additional financing to accomplish our business and strategic plans.
We have very limited funds, and such funds are not adequate to develop our current business plan. Our ultimate success may depend on our ability to raise additional capital. In the absence of additional financing or significant revenues and profits, the Company will have to approach its business plan from a much different and much more restricted direction, attempting to secure additional funding sources to fund its growth, borrowing money from lenders or elsewhere or to take other actions to attempt to provide funding. We cannot guarantee that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us.
The Company has a history of operating losses and may continue to incur losses as it seeks to grow.
The Company had $1,386,052 in net loss for the six months ended October 31, 2020. Additionally, the Company may incur future losses from the launch of new retail stores, inventory buildup that remains unsold, expenses associated with new marketing initiatives, and the growing expenses associated with additional staff necessary to manage Company growth. The extent of losses and the time required to reach profitability are uncertain. There can be no assurance that the Company will be able to obtain or sustain profitability on an ongoing basis.
The Company’s success depends on the efforts and abilities of the Management team.
The Company is dependent upon the effort, experience, and abilities of its senior management team. The loss of the services of any of them for any reason could adversely affect the Company’s business and operations, and there is no guarantee that the Company could find adequate replacements on a timely basis.
The Company may experience insufficient capital.
Management expects that the Company will need additional capital to fund the Company’s next growth phase. Additional sources of equity capital may not be available when needed or, if available, may only be available on unfavorable terms and in any event would result in the interests of the existing Shareholders being diluted. In such event, the Company may not be able to obtain the financing it needs, in which case the Company’s potential growth could be delayed.
Risks Related to the Business of the Company
The health and wellness industry is highly competitive.
The health and wellness industry has extremely low barriers to entry and more companies are expected to enter the sector due to the popularity of the sector, especially during the first few months of a new year. Many of the Company’s current and potential competitors have greater resources for developing additional products, much longer operating histories, and have been marketing to wider audiences. As the Company continues to devote significant resources to developing its customer base, the Company will face significant competition from established companies that may have far greater experience than the Company. Although management believes that the Company is currently able to compete effectively in each of the various markets in which the Company participates, the Company cannot assure that the Company will be able to continue to do so or that the Company will be capable of maintaining or further increasing its current market share. The Company’s failure to compete successfully in its various markets could have a material adverse effect on the Company’s business, financial condition and results of operations.
Our business is subject to changes in consumer preferences and discretionary spending.
Changes in consumer preferences or negative publicity around the Boomer Botanics products or industry as a whole could adversely impact Company revenue. The Company’s success will also largely depend on various factors affecting discretionary consumer spending, including economic conditions, political conditions, disposable consumer income and consumer confidence, which may vary widely in different markets. Adverse changes in these factors could reduce our sales or impose practical limits on our product pricing, either of which could adversely affect the Company’s results of operations.
The success of the Company’s business will depend in part on how favorably consumers perceive of and recognize its brand.
The Company has a pending trademark for Boomer Naturals. The various names, logos, trademarks, service marks and trade secrets associated with the Company’s current and future brands could be imitated in ways that the Company cannot predict or prevent. There is no assurance that the Company’s rights to use such Intellectual Property will be fully enforceable, that other parties will not infringe upon those rights, or that the Company’s competitors will not seek to utilize similar intellectual property. Accordingly, if a third party successfully challenges the Company’s ownership of, or right to use, such marks or if the Company is unable to stop unauthorized use of such marks or if the Company’s licensees of the marks and patents use them in a way that negatively impacts their value, the Company’s business or results of operations could be harmed. The unenforceability of such rights or the failure of other countries to recognize the Company’s intellectual property rights could negatively impact the Company’s ability to capitalize on efforts to establish brand equity.
We are or will be subject to regulations that could adversely affect our business and results of operations.
We are or will be subject to extensive regulations where we manufacture, distribute and/or will sell our products. Our products are subject to numerous food safety and other laws and regulations relating to the sourcing, manufacturing, storing, labeling, marketing, advertising and distribution of these products. If regulators determine that the labeling and/or composition of any of our products is not in compliance with law or regulations, or if we or our co-manufacturers otherwise fail to comply with applicable laws and regulations, we could be subject to civil remedies or penalties, such as fines, injunctions, recalls or seizures, warning letters, restrictions on the marketing or manufacturing of the products, or refusals to permit the import or export of products, as well as potential criminal sanctions. In addition, enforcement of existing laws and regulations, changes in legal requirements and/or evolving interpretations of existing regulatory requirements may result in increased compliance costs and create other obligations, financial or otherwise, that could adversely affect our business, financial condition or operating results.
The inability to hire and retain qualified staff could adversely affect operating results. The Company’s success will depend in part upon management’s ability to attract, motivate and retain a sufficient number of qualified employees, and support staff necessary to conduct its operations. Qualified individuals of the requisite caliber and quantity needed to fill positions may be in short supply. Also, any material increases in employee turnover rates could have a material adverse effect on the Company’s business, financial condition, operating results or cash flows.
The Company is subject to numerous laws and regulations. The Company’s products are affected by a variety of regulations at the State and Federal levels. The Company will need to constantly monitor developments and adjust to changes in the laws and regulations. Such laws and regulations may change from time to time, and the Company may or may not be able to comply with new requirements. In addition, the cost of compliance may be very high and affect operating income.
The Company sells cosmetics and consumable products that could be subject to potential litigation risk. Although the Company engages high quality manufacturers and suppliers to produce products, it is unknown whether a defective product can cause harm to a person or pet. In the event of such a happening, the Company will likely be threatened with potential litigation from an injured party. In order to mitigate said risk, the Company shall maintain product liability insurance of at least $2,000,000.
Risks Related to the Securities Markets and Investments in Our Securities
General securities market uncertainties resulting from the COVID-19 pandemic.
Since the outset of the COVID-19 pandemic the US and worldwide national securities markets have undergone unprecedented stress due to the uncertainties of the pandemic and the resulting reactions and outcomes of government, business and the general population. These uncertainties have resulted in declines in all market sectors, increases in volumes due to flight to safety and governmental actions to support the markets. As a result, until the pandemic has stabilized, the markets may not be available to the Registrant for purposes of raising required capital. Should we not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible we may be unable to sustain the necessary capital to pursue our strategic plan and may have to reduce the planned future growth and scope of our operations.
Our common stock may be considered a “penny stock” and may be difficult to sell.
The Commission has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. Historically, the price of our common stock has fluctuated greatly. If, the market price of the common stock is less than $5.00 per share and the common stock does not fall within any exemption, it therefore may be designated as a “penny stock” according to SEC rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.
Our stock price may be volatile and your investment in our common stock could suffer a decline in value.
The price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. These factors include but are not limited to:
•	progress of our products through the regulatory process;
•	government regulatory action affecting our products or our competitors’ products in both the United States and foreign countries;
•	developments or disputes concerning patent or proprietary rights;
•	economic conditions in the United States or abroad;
•	broad market fluctuations; and
•	changes in financial estimates by securities analysts.
There is a risk of market fraud.
Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. We are aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.
A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our ability to continue operations.
A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. A decline in the price of our common stock could be especially detrimental to our liquidity and our operations. Such reductions may force us to reallocate funds from other planned uses and may have a significant negative effect on our business plan and operations, including our ability to develop new services and continue our current operations. If our common stock price declines, we can offer no assurance that we will be able to raise additional capital or generate funds from operations sufficient to meet our obligations. If we are unable to raise sufficient capital in the future, we may not be able to have the resources to continue our normal operations.

Our common stock may never be listed on a major stock exchange.
We anticipate seeking the listing of our common stock on a national or other securities exchange at some time in the future, assuming that we can satisfy the initial listing standards for such exchange. We currently do not satisfy the initial listing standards and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange. Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.
There is no assurance of cash distributions to the Shareholders.
There is no assurance that the Shareholders will receive a return of any or all of their investment in the Company. In the event cash is available for distribution, management may elect to reserve cash to further expand the business for a larger potential exit. Any cash distributions to the Shareholders whether from operations or any future sale, disposition or other capital event of the Company are highly speculative, and the amounts of any such distributions cannot be accurately predicted.
We do not intend to pay any cash dividends in the foreseeable future and, therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.
We have not paid any cash dividends on our common stock and do not intend to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Any credit agreements, which we may enter into with institutional lenders, may restrict our ability to pay dividends. Whether we pay cash dividends in the future will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and any other factors that the board of directors decides is relevant. Therefore, any return on your investment in our capital stock must come from increases in the fair market value and trading price of the capital stock.
We may issue additional equity shares to fund our operational requirements, which would dilute share ownership. Such sales of additional equity securities may adversely affect the market price of our common stock and your rights in the company may be reduced.
The Company’s continued viability depends on its ability to raise capital. We expect to continue to incur drug development and selling, general and administrative costs. Changes in economic, regulatory or competitive conditions may lead to cost increases. Management may determine that it is in the best interest of the company to develop new services or products. In any such case additional financing is required for the company to meet its operational requirements. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The sale or the proposed sale of substantial amounts of our common stock in the public markets may adversely affect the market price of our common stock. Also, any new securities issued may have greater rights, preferences or privileges than our existing common stock. Our stockholders may experience substantial dilution upon such issuances and a reduction in the price that they are able to obtain upon sale of their shares. There can be no assurances that the company will be able to obtain such financing on terms acceptable to the company and at times required by the company, if at all.
The requirements of complying with the Sarbanes-Oxley act may strain our resources and distract management.
We are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002. The costs associated with these requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Historically, we have maintained a small accounting staff, but in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant additional resources and management oversight will be required. This includes, among other things, activities necessary for supporting our independent public auditors. This effort may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial persons with appropriate public company experience and technical accounting knowledge, and we cannot assure you that we will be able to do so in a timely fashion.
Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of October 31, 2020. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.
We are subject to reporting obligations under the U.S. securities laws. The Securities and Exchange Commission or the SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, adopted rules requiring every public company to include a management report on the effectiveness of such company’s internal control over financial reporting in its annual report. Effective internal control over financial reporting is necessary for us to provide reliable financial reports, effectively prevent fraud and operate as a public company.
Our management conducted an evaluation of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of October 31, 2020. A material weakness is a deficiency, or a combination of deficiencies, in internal control such that there is a reasonable possibility that a material misstatement of our company’s financial statements will not be prevented, or detected and corrected on a timely basis. Based on their evaluations, our Principal Executive Officer and Principal Financial Officer concluded that our disclosure controls and procedures were not effective as of October 31, 2020 to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by us in our reports that we file or submit under the Exchange Act is accumulated and communicated to our management, including our Chief Executive Officer and Treasurer, as appropriate to allow timely decisions regarding required disclosure. Because of our limited operations we have a small number of employees which prohibits a segregation of duties. As we grow and expand our operations, we will engage additional employees and experts as needed. However, there can be no assurance that our operations will expand.
Our failure to remediate the material weakness or our failure to discover and address any other material weaknesses or deficiencies may result in inaccuracies in our financial statements, delay in the preparation of our financial statements, and the loss of investor confidence in the reliability of our financial statements, which in turn could negatively influence the trading price of our Common Stock. Ineffective internal control over financial reporting could also expose us to increased risk of fraud or misappropriations of corporate assets and subject us to potential delisting from the stock exchange on which our Common Stock is listed, regulatory investigations or civil or criminal sanctions. As a result, our business, financial condition, results of operations and prospects may be materially and adversely affected.
General Risk Factors
General investment risks. No assurance can be made that the Company will generate any profits. The Company’s business will be subject to the risks generally incident to our industry, to the risks generally incident to the development of new products, particularly in the wellness community where consumers can be fickle.
Future changes in international, federal, state, and local laws and regulations may adversely affect the Company. These changes may have a negative impact on the Company’s ability to achieve its goals and thus the value of the shares could be diminished or entirely lost.
The Shareholders will have limited authority. Purchasers of shares will have the status of shareholders in the Company and, with limited exceptions, will have no voice in the management or conduct of the affairs of the Company, including very limited voting rights. Except where the approval of the shareholders is expressly required by the law, management will have the sole and absolute right and authority to act for and on behalf of the Company in connection with all aspects of the business of the Company. Accordingly, no person should purchase shares unless such person is willing to entrust all aspects of the management of the Company to the management team and has evaluated the management team’s capabilities to perform such functions.

The Shareholders could lose their limited liability protection if they participate in the management of the Company. Shareholders are not generally liable for the debts and obligations of the Company beyond the amount invested in the Company. However, to the extent a Shareholder participates in the control of the Company’s business, such Shareholder may become personally liable for the debts and obligations of the Company.
The Management Team is entitled to certain protections from the Company. The management team will not be liable to the Company or its Shareholders for monetary damages for an act or omission in the management team’s capacity as such, except under certain limited circumstances. Furthermore, the Company (but not the Shareholders) will indemnify the management team for losses which arise out of acts or omissions of the management team under certain circumstances. The Company may purchase insurance for the payment of such indemnity obligations, but there is no guarantee that any such coverage will be insufficient to cover a particular claim or that the Company will be able to obtain insurance coverage at a reasonable cost.
The ownership interests of the Shareholders may be diluted in the future. The Company intends to continue to make significant investments to support its business growth and may require additional funds to respond to business challenges, including the need to expand into new markets, develop new products and features or enhance the Company’s existing products, improve its operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, the Company may need to engage in equity or debt financings to secure additional funds. If the Company raises additional funds through future issuances of equity or convertible debt securities, the existing Shareholders could suffer significant dilution, and any new equity securities that are issued (if approved by the Shareholders) could have rights, preferences and privileges superior to those of the current Shareholders. Any debt financing the Company secures in the future could involve restrictive covenants relating to capital raising activities and other financial and operational matters, which may make it more difficult to obtain additional capital and to pursue business opportunities. The Company may not be able to obtain additional financing on favorable terms, if at all. If the Company is unable to obtain adequate financing or financing on satisfactory terms when required, the Company’s ability to respond to business challenges could be significantly impaired and have a material adverse effect on its financial condition and operating results.
We may face product liability claims. The Company, like any other retailer, distributor or manufacturer of products that are designed to be ingested or applied to the body faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. In the event that the Company does not have adequate insurance or contractual indemnification, product liability claims could have a material adverse effect on the Company. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding the Company’s insurance coverage could have a material adverse effect on the Company.
We rely on the proper function, availability and security of information technology systems to operate our business and a cyber-attack or other breach of these systems could have a material adverse effect on our business, financial condition or results of operations.
We rely on information technology systems to process, transmit, and store electronic information in our day-to-day operations. Similar to other companies, the size and complexity of our information technology systems makes them vulnerable to a cyber-attack, malicious intrusion, breakdown, destruction, loss of data privacy, or other significant disruption. Our information systems require an ongoing commitment of significant resources to maintain, protect, and enhance existing systems and develop new systems to keep pace with continuing changes in information processing technology, evolving systems and regulatory standards. Any failure by us to maintain or protect our information technology systems and data integrity, including from cyber-attacks, intrusions or other breaches, could result in the unauthorized access to personally identifiable information, theft of intellectual property or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Any of these event may cause us to have difficulty preventing, detecting, and controlling fraud, be subject to legal claims and liability, have regulatory sanctions or penalties imposed, have increases in operating expenses, incur expenses or lose revenues as a result of a data privacy breach or theft of intellectual property, or suffer other adverse consequences, any of which could have a material adverse effect on our business, financial condition or results of operations.

We are subject to certain data privacy and security requirements, which are complex and varied among jurisdictions. Any failure to ensure adherence to these requirements could subject us to fines and penalties, and damage our reputation.
We are required to comply with numerous federal and state laws, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, which govern the collection, use and disclosure of personal information. Other countries also have, or are developing, laws governing the collection, use and transmission of personal information. In addition, most healthcare providers who may prescribe the products we currently sell or may sell in the future and from whom we may obtain patient health information are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996 and comparable state laws. The legislative landscape for privacy and data protection continues to evolve, and there has been an increasing amount of focus on privacy and data protection issues with the potential to affect our business, including recently enacted laws in a majority of states requiring security breach notifications. Any of these laws could create liability for us or increase our cost of doing business, and any failure to comply could result in harm to our reputation, and potentially fines and penalties.
Risks Related to Intellectual Property
Intellectual property rights may not provide adequate protection, which may permit third parties to compete against us more effectively.
Our success depends significantly on our ability to maintain and protect our proprietary rights in the technologies and inventions used in or embodied by our product. To protect our proprietary technology, we rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, as well as nondisclosure, confidentiality, license and other contractual restrictions in our manufacturing, consulting, employment and other third party agreements. These legal means may afford only limited protection, however, and may not adequately protect our rights or permit us to gain or keep any competitive advantage.
We have not and may not be able to adequately protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents on our product and technologies in any or all countries throughout the world could be prohibitively expensive. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from copying our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection that covers the commercial products to develop their own competing products that are the same or substantially the same as our commercial product and, further, may export otherwise infringing products to territories where we have patent protection, but judicial systems do not adequately enforce patents to cause infringing activities to be ceased.
We do not have patent rights in certain foreign countries in which a market for our product and technologies exists or may exist in the future. Moreover, in foreign jurisdictions where we do have patent rights, proceedings to enforce such rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Thus, we may not be able to stop a competitor from marketing and selling in foreign countries products that are the same as or similar to our product and technologies.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Moreover, the United States Patent and Trademark Office (“USPTO”) and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance fees on issued patents often must be paid to the USPTO and foreign patent agencies over the lifetime of the patent. While an unintentional lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we fail to maintain the patents and patent applications covering our product or procedures, we may not be able to stop a competitor from marketing products that are the same as or similar to our product and technologies.
We may in the future become involved in lawsuits to protect or enforce our intellectual property, or to defend our products against assertion of intellectual property rights by a third party, which could be expensive, time consuming and unsuccessful.
Competitors may infringe our patents. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. If we initiate legal proceedings against a third party to enforce a patent covering one of our product candidates, the defendant could counterclaim that the patent covering our product or product candidate is invalid and / or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and / or unenforceability are common, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. In an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review, inter partes review, and equivalent proceedings in foreign jurisdictions (e.g., opposition proceedings). Such proceedings could be more expeditious or cost-effective for plaintiffs than a standard court proceeding, and could result in revocation of or amendment to our patents in such a way that they no longer cover our product candidates or similar products of our competitors. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we, our patent counsel, and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and / or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our product candidates. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly, could put our patent applications at risk of not issuing and could have a material adverse effect on our business.
Interference or derivation proceedings provoked by third parties or brought by us may be necessary to determine the priority of inventions with respect to our patent applications. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference or derivation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the U.S.
Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product and our technologies.
Legislation introduced earlier this decade increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to United States patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art, may affect patent litigation, and switch the United States patent system from a “first-to-invent” system to a “first-inventor-to-file” system. Under a “first-inventor-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to the patent on an invention regardless of whether another inventor had made the invention earlier. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, in particular, the first-inventor-to file provisions, only became effective on March 16, 2013. As case law continues to develop in response to this legislation, it is not yet clear what the full impact of the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents.
In addition, patent reform legislation may pass in the future that could lead to additional uncertainties and increased costs surrounding the prosecution, enforcement, and defense of our patents and applications. Furthermore, the United States Supreme Court and the United States Court of Appeals for the Federal Circuit have made, and will likely continue to make, changes in how the patent laws of the United States are interpreted. Similarly, foreign courts have made, and will likely continue to make, changes in how the patent laws in their respective jurisdictions are interpreted. We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and foreign legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain and enforce or defend additional patent protection in the future.
Our trademarks may be infringed or successfully challenged, resulting in harm to our business.
We rely on our trademarks as one means to distinguish our product from the products of our competitors, and we have registered or applied to register many of these trademarks. The USPTO or foreign trademark offices may deny our trademark applications, however, and even if published or registered, these trademarks may be ineffective in protecting our brand and goodwill and may be successfully opposed or challenged. Third parties may oppose our trademark applications, or otherwise challenge our use of our trademarks. In addition, third parties may use marks that are confusingly similar to our own, which could result in confusion among our customers, thereby weakening the strength of our brand or allowing such third parties to capitalize on our goodwill. In such an event, or if our trademarks are successfully challenged, we could be forced to rebrand our product, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademark rights in the face of any such infringement.
We may be subject to damages resulting from claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our competitors or are in breach of non-competition or non-solicitation agreements with our competitors.
We could in the future be subject to claims that we or our employees have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers, competitors, or other third parties. Although we endeavor to ensure that our employees and consultants do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may in the future be subject to claims that we caused an employee to breach the terms of his or her non-competition or non-solicitation agreement, or that we or these individuals have, inadvertently or otherwise, used or disclosed the alleged trade secrets or other proprietary information of a former employer or competitor. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our product, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers or other third parties. An inability to incorporate technologies or features that are important or essential to our product may prevent us from selling our product. In addition, we may lose valuable intellectual property rights or personnel. Moreover, any such litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our product.
Risks Related to Our Common Stock
The market price of our Common Stock has been, and may continue to be volatile and fluctuate significantly, which could result in substantial losses for investors.
The trading price for our Common Stock has been, and we expect it to continue to be, volatile. The price at which our Common Stock trades depends upon a number of factors, including historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to raise the additional capital needed and the terms on which it may be raised, and general market and economic conditions. Some of these factors are beyond our control. Broad market fluctuations may lower the market price of our Common Stock and affect the volume of trading, regardless of our financial condition, results of operations, business or prospects. Among the factors that may cause the market price of our Common Stock to fluctuate are the risks described in this “Risk Factors” section and other factors, including:
•	fluctuations in quarterly operating results or the operating results of competitors;
•	variance in financial performance from the expectations of investors;
•	changes in the estimation of the future size and growth rate of its markets;
•	changes in accounting principles or changes in interpretations of existing principles, which could affect financial results;
•	failure of its products to achieve or maintain market acceptance or commercial success;
•	conditions and trends in the markets served;
•	changes in general economic, industry and market conditions;
•	success of competitive products and services;
•	changes in market valuations or earnings of competitors;
•	changes in pricing policies or the pricing policies of competitors;
•	announcements of significant new products, contracts, acquisitions or strategic alliances by the Company or its competitors;
•
potentially negative announcements, such as a review of any of our filings by the SEC, changes in accounting treatment or restatements of previously reported financial results or delays in our filings with the SEC:

•	changes in legislation or regulatory policies, practices or actions;
•	the commencement or outcome of litigation involving us, our general industry or both;
•	our filing for protection under federal bankruptcy laws;
•	recruitment or departure of key personnel;
•	changes in capital structure, such as future issuances of securities or the incurrence of additional debt;
•	actual or expected sales of Common Stock by stockholders; and
•	the trading volume of our Common Stock.
In addition, the stock markets, in general, and the OTC Markets in particular, may experience a loss of investor confidence. Such loss of investor confidence may result in extreme price and volume fluctuations in our Common Stock that are unrelated or disproportionate to the operating performance of its business, financial condition or results of operations. These broad market and industry factors may materially harm the market price of our Common Stock and expose it to securities class action litigation. Such litigation, even if unsuccessful, could be costly to defend and divert management’s attention and resources, which could further materially harm our financial condition and results of operations.
Anti-takeover provisions in our Amended and Restated Articles of Incorporation and By-laws may reduce the likelihood of a potential change of control, or make it more difficult for our stockholders to replace management.
Certain provisions of our Amended and Restated Articles of Incorporation and By-laws could have the effect of making it more difficult for our stockholders to replace management at a time when a substantial number of stockholders might favor a change in management. These provisions include:
•	providing for a staggered board; and
•	authorizing the board of directors to fill vacant directorships or increase the size of its board of directors.

Furthermore, our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Any series of preferred stock is likely to be senior to the Common Stock with respect to dividends, liquidation rights and, possibly, voting rights. The board’s ability to issue preferred stock may have the effect of discouraging unsolicited acquisition proposals, thus adversely affecting the market price of our Common Stock.
Our common stock is governed under The Securities Enforcement and Penny Stock Reform Act of 1990.
The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years; net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years; or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. These additional requirements may discourage broker-dealers from effecting transactions in securities that are classified as penny stocks, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell such securities in the secondary market.
The Company has never declared or paid any dividends to the holders of its Common Stock and does not expect to pay cash dividends in the foreseeable future.
The Company currently intends to retain all earnings for use in connection with the expansion of its business and for general corporate purposes. The board of directors will have the sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by the Company’s board of directors. Our ability to pay cash dividends in the future could be limited or prohibited by the terms of financing agreements that it may enter into or by the terms of any preferred stock that may be authorized and issued. The Company does not expect to pay dividends in the foreseeable future. As a result, holders of our Common Stock must rely on stock appreciation for any return on their investment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to our business, financial condition, liquidity and results of operations. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this prospectus that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. See “Risk Factors” beginning on page 5.
Many of the important factors that will determine these results are beyond our ability to control or predict. You are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of this prospectus. Except as otherwise required by law, we do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after such applicable date or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the “Risk Factor” section hereof beginning on page 5 and in reports we will file from time to time with the Commission after the date of this prospectus.
USE OF PROCEEDS
We are not selling any of the shares of Common Stock covered by this prospectus and will receive no proceeds from the sale or other disposition of the shares covered hereby by the Selling Stockholders. All of the proceeds from the sale or other disposition of Common Stock covered by this prospectus will go to the Selling Stockholders. We will bear all costs associated with registering the shares of Common Stock offered by this prospectus.
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
Market Information
Our Common Stock is quoted on the OTCQB under the symbol “BOMH.” Quotations on the OTCQB reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
As of March 12, 2021, there were approximately 400 holders of record of our Common Stock.
Dividend Policy
We have never declared or paid any dividends to the holders of our Common Stock and we do not expect to pay cash dividends in the foreseeable future. We currently intend to retain any earnings for use in connection with the expansion of our business and for general corporate purposes.

BUSINESS
Overview
The following section should be read in conjunction with the Financial Statements attached to this prospectus.
PRODUCTS
Boomer Naturals Holdings Inc., through its wholly-owned subsidiary Boomer Naturals, Inc., a Nevada corporation, with divisions that include Boomer E-Commerce, Boomer Wholesale, and Boomer Vietnam, provides products aimed at improving people’s well-being and quality of life. The company has established a strong sales distribution network across multiple channels. The Company’s products are available through its own website as well as through a retail store in Las Vegas, and in over 8,000 CVS stores across the United States. In addition, Boomer has established a wholesale channel to sell its products through venues such as resorts, golf shops, chiropractic offices, specialty stores and nail salons.
Boomer Botanics
Boomer sells health and wellness products and services geared toward alleviating pain, anxiety and improving general wellness through our proprietary lines of Boomer Botanics products. The Boomer Botanics formula is an FDA-compliant alternative that fully supports the body’s central nervous system (CNS). This revolutionary breakthrough combines five natural and powerful ingredients that target the CNS. Our product formulas are developed by our team of medical and scientific advisory board and are currently manufactured by FDA registered and GMP certified third-party contract manufacturers located in Florida.
These statements have not been evaluated by the Food and Drug Administration. The FDA has not reviewed or cleared any of our products nor has the FDA endorsed or verified any of our claims regarding our products. Our products are not intended to diagnose, treat, cure, or prevent any disease and none of our products have been approved by the FDA for any purpose.
The Company’s initial wellness partners include Tommy Bahama and PGA of America (PGA Magazine). Boomer Naturals will attempt to leverage the brand recognition and customer loyalty of these top brands to elevate our brand to a leader in wellness.
On January 10, 2020, Boomer Naturals executed a Trademark License Agreement (the “License Agreement”) with Tommy Bahama Group, Inc. (“Tommy Bahama”) a wholly owned subsidiary of Oxford Industries, Inc. Pursuant to the terms of the License Agreement, Tommy Bahama agreed to license the Tommy Bahama trademark and other intellectual property from Tommy Bahama in connection with the manufacture, sale, distribution, advertisement and promotion of the Company’s products as more fully set forth in the License Agreement. The License Agreement requires the Company to pay minimum royalties for each license year and meet minimum net sales requirements of products under the licensed marks each year. The License Agreement may be terminated by Tommy Bahama before the end of the term for several reasons.
Pursuant to the License Agreement, Boomer Naturals is Tommy Bahama’s exclusive wellness licensed partner. Tommy Bahama recently placed its first order for approximately $400,000 of products from our Boomer Botanics line for people and pets. Boomer Botanics is the premier product for Tommy Bahama’s Friend and Family event scheduled for March 2020 with Boomer Botanics product placement at cash register countertops in both men’s and women’s departments. Tommy Bahama is expected to give our roll-on as a free gift with purchases during March and has ordered 19,000 roll-ons to give away at their largest retail event of the year. Also beginning in March, Tommy Bahama is expected to send emails to their database with offers from Boomer Naturals and posting offers on their social media platforms reaching approximately 500,000 followers.
Our Sales and Distribution Strategy
With our Boomer Botanics formula we believe are in a unique position to brand our line. Our FDA compliant product will give us access to advertising on national television and social media platforms like Facebook and Google. However, as a result of COVID-19 Pandemic, there can be no assurance that we will be able to increase any retail sales of our products. Most of the stores that sell our Boomer Botanics products are non-essential retail stores so the ability to generate sales will be subject to these stores re-opening sufficiently in the near future and consequently remaining open, of which we can offer no predictions or assurances.

Online Sales
Through its websites and internet advertising, Boomer will be able to capitalize on the branding of its products while informing consumers of the attributes of Boomer Botanics. This direct to consumer interaction could pave the way for significant online sales through the Boomer Naturals website. The Company’s expertise in e-commerce is anticipated to be a key driver for growth in sales of other product lines.
National Retail Chains.
As a result of the COVID-19 Pandemic, most non-essential retail stores were required to be closed in March 2020 and my face new closures again. Further many National Retail Chains are reluctant to introduce non-FDA compliant products on a national scale and thus far have only offered topical products in regional test markets. The FDA compliant ingredients in Boomer Botanics will allow these chains to offer Boomer Natural products in both topical and ingestible forms nation-wide.
Golf
As a result of the Pandemic, most golf courses and non-essential retail stores that sold golf-related products closed in March 2020. As stores reopen and items are phased in, we plan to continue to grow our distribution network in the golf space in part through our relationship with PGA Magazine and the PGA Merchandising Show. With access to vendors through these mediums and the ability to advertise we will be able to best utilize of our wide-ranging wholesale sales network. We are in a unique position to capture a significant share of the expansive golf market.
Overseas opportunities
Boomer has begun discussions with distributors in over 7 countries to carry the Boomer Botanics product line. These distributors see a unique opportunity to fulfill consumer demand since Boomer Botanics is a CNS wellness product which is available to market and sell. In addition, we intend to seek new branding and licensing opportunities for our intellectual property and we will seek strategic corporate and product acquisitions.
MARKET SIZE
According to the Global Wellness Institute, health and wellness is a multi-billion dollar industry and the trend is for consumers moving away from pharmaceuticals toward more natural solutions for everyday challenges. To meet this demand, Boomer Naturals created an all-natural doctor-formulated alternative of a proprietary blend of botanical terpenes designed to restore balance to the CNS. The CNS supports and regulates several key systems and can help with issues relating to reducing pain and inflammation, balancing sleep/wake cycles, supporting the immune system, balancing mood, supporting a healthy metabolism, supporting reproductive health, and more.
According to a Global Use of Medicines report from the IQVIA Institute for Human Data Science, the global pharmaceutical industry was valued at $1.2 trillion in 2018 https://pharmaceuticalcommerce.com/business-and-finance/global-pharma-spending-will-hit-1-5-trillion-in-2023-says-iqvia/.
One study from Statista, a subscription based aggregator of statistics, provided that the US market value of vitamins, minerals and supplements was over $48.5 billion dollars in 2017. https://www.statista.com/statistics/521735/market-size-vitamins-minerals-and-supplements-worldwide/.
Another report from Grand View Research, a market research and consulting company that was not hired by the Company, predicts that the global pet care market size has an estimated current market value of $131.7 billion dollars and is expected to grow to $202.6 billion US by 2025. https://www.grandviewresearch.com/press-release/global-pet-care-market.
Boomer Medical Products
Upon most U.S. States issuing some level of Stay-At-Home orders arising from the COVID-19 pandemic, the short-term business strategy of Boomer Naturals shifted. Boomer Naturals received its first round of Tommy Bahama orders during March 2020 and expected that Tommy Bahama would be reordering on a monthly basis to replenish stock at all of its brick and mortar retail locations. In addition, we believe Tommy Bahama intended to launch an aggressive e-commerce campaign commencing with email advertisements to its significant database of customers.

Once the Stay-At-Home orders took effect, Tommy Bahama was required to close its retail stores for several months and further elected to delay any major e-commerce marketing initiatives due to their belief that consumers were primarily spending money on food and other necessities as opposed to engaging in significant discretionary spending during the Pandemic. It would have been reasonably expected that said actions by Tommy Bahama would have caused a significant delay in revenues to the Company. However, management saw an opportunity to remain consistent with its health and wellness brand strategy by expanding its offerings to face coverings and other products within the Personal Protective Equipment category.
Commencing in April 2020, Boomer Naturals began to offer for online retail sale at its website a variety of face coverings and sanitizers. During this period, Boomer Naturals began running advertisements on television, radio and various digital platforms featuring face coverings. Due to increased demand for these items, e-commerce sales grew to over 3,000 orders per day during the quarter ended July 31, 2020. This increased revenue stream was able to replace the anticipated revenue arising from the Tommy Bahama relationship. In addition, while the e-commerce PPE vertical continued to grow, Boomer Naturals began to receive some interest in wholesale purchases of face coverings and other protective equipment. Boomer Naturals is in the early-stages of growing a wholesale PPE division. While no assurance can be given regarding the performance of the Boomer Medical products division, the Company anticipates that this division will continue to generate revenues for the next three to six months to accompany the expected reemergence of the Boomer Botanics division upon Tommy Bahama retail stores reopening and increase overall brand awareness from the retail focused advertising campaign.
Recently, due to the COVID-19 pandemic, in-stores sales of the Company’s Boomer Botanics products have been completely reduced to zero and the Company’s planned openings of retail stores in New York and Chicago have been delayed indefinitely as well as potential tests in retail stores. The Company has shifted its focus to its Boomer Medical Supplies segment. Boomer Medical Supplies is focusing on the perceived opportunity created from the recent shift away from the reliance on Chinese-produced medical supplies. The Company has entered into an Exclusive Distributor Agreement with an unaffiliated third-party company located in Viet Nam (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s products in the United States The Company has established exclusive arrangements with non-Chinese medical supplies manufacturers mainly focusing on face coverings gloves, and gowns. provided the Company orders at least $3 million of inventory per year. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market.
The Company is currently successfully selling a variety of face coverings and hand sanitizers to consumers online and through distribution to doctors, therapists, and wholesale brokers. As of the date of this annual report, the Company has been receiving more than 1,000 online orders per day for facemasks and hand sanitizers as well as a number of larger, wholesale orders.
Boomer Naturals recently became an approved vendor for face coverings for a national retail chain with over 8,000 retail stores and has begun receiving and filling orders for this retailer in stores and online. The retailer and Boomer have executed a non-exclusive purchase order agreement for face coverings and the retailer has no obligation to purchase either a minimum unit or dollar amount of face coverings from the Issuer. To date, Boomer Naturals has received $6 million in orders from this retailer. Additionally, Boomer Naturals recently executed a purchaser order agreement with this retailer and its affiliate for approximately 5.4 million branded face coverings.
PPE Product Offerings
Our PPE product offerings include Respiratory Masks such as the | N95, KN95, FFP2 & FFP3, P95 & R95 masks which are tight-fitting face masks that can filter out small particles, viruses, and bacteria, Surgical Masks including | 3-ply, 4-ply disposable, loose-fitting face masks that cover the nose, mouth, and chin; and cloth face masks that may offer protection from dust and prevent the spread of COVID-19. the CDC recommends using masks in public settings for social distancing and proper hygiene.

BOOMER VIETNAM
In recent years, Vietnam has become one of the largest and fastest growing economies in Asia. Vietnam has become an emerging manufacturing hub, increasing exports to the United States up to 20%-30% per year. To capitalize on this rapid growth , Boomer recently established a Boomer Vietnam division. The division seeks to leverage its strong relationships with Vietnamese manufacturers and logistics companies to help other U.S. based companies manufacture products in Vietnam. Boomer Vietnam receives consulting fees and referral commissions for making introductions and facilitating transactions.
OTHER EXPANSION LINES
Given its commercial success and access to quality products from Vietnam, Boomer is focused on building an e-commerce platform to support an expanded product line and drive repeat orders. The company expects to add up to 100 new products and expand its direct to consumer customer base. We intend to make many of these new products available to consumers through Boomer’s wholesale network as well. The Company expects to offer additional products produced in Vietnam including Bedding, Apparel and Vietnamese Coffee. The apparel and bedding products will be offered with silver infusion which will provide naturally antiviral and antibacterial protection. Sales of Vietnamese coffee is booming in Europe and throughout Asia and the Company believes it can open up a virtually untapped market in the U.S.
In addition, the Company will be launching sales of powdered workout and vitamin formulas produced in the U.S.to complement its current suite of healthy living products.
HUMAN CAPITAL RESOURCES
The human capital objectives we focus on in managing our business include attracting, developing, and retaining key personnel. Our employees are critical to the success of our organization and the Company is committed to supporting our employees’ professional development. We believe our management team has the experience necessary to effectively implement our growth strategy and continue to drive shareholder value. We provide competitive compensation and benefits to attract and retain key personnel, while also providing a safe, inclusive and respectful workplace. The Company develops personnel by offering in-house learning and development resources that include online and in-person training programs on a variety of topics, including topics that advance leadership skills.
As of the date of this prospectus, Boomer has one hundred twenty (120) full time employees. We believe we enjoy good employee relations. None of our employees are members of any labor union, and we are not a party to any collective bargaining agreement.
PROPERTIES
The Company does not own any physical location. Boomer currently leases its corporate headquarters and other offices in Las Vegas, Nevada which lease expires on September 20, 2027. We believe our current offices are sufficient in size for current and near term future operations.
GOVERNMENT REGULATION
We believe we are in compliance with applicable federal, state and other regulations and that we have compliance programs in place to ensure compliance going forward. There are no regulatory notifications or actions pending.
Certain of Face Covering products we offer may require clearance or approval from the Food and Drug Administration (the “FDA”) as a product which may be defined as a device. These are subject to regulation in the United States by the FDA. The regulations govern the development, design, approval, manufacturing, labeling, importing and exporting and sale and marketing of our Face Covering products. These regulations are also subject to future change. Failure to comply with applicable regulations and quality assurance guidelines could lead to manufacturing shutdowns, product shortages, delays in product manufacturing, product seizures, recalls, operating restrictions, withdrawal or suspension of required licenses, and prohibitions against exporting of products to, or importing products from, countries outside the United States. We could be required to expend significant financial and human resources to remediate failures to comply with applicable regulations and quality assurance guidelines. Any one or more of these events could have a material adverse effect on our business, financial condition and results of operations.

In the United States, before we can market a new medical device, or a new use of, or claim for, or significant modification to, an existing product, we must first receive either 510(k) clearance or approval of a premarket approval, or PMA, application from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that our proposed product is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. The PMA pathway requires us to demonstrate the safety and effectiveness of the device based, in part, on data obtained in human clinical trials. Similarly, most major markets for medical devices outside the United States also require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining regulatory clearances and approvals to market a medical device, particularly from the FDA and certain foreign governmental authorities, can be costly and time consuming, and clearances and approvals might not be granted for new products on a timely basis, if at all. In addition, once a device has been cleared or approved, a new clearance or approval may be required before the device may be modified or its labeling changed. Furthermore, the FDA is currently reviewing its 510(k) clearance process, and may make the process more rigorous, which could require us to generate additional clinical or other data, and expend more time and effort, in obtaining future 510(k) product clearance. The regulatory clearance and approval process may result in, among other things, delayed realization of product revenues, in substantial additional costs or in limitations on indicated uses of products, any one of which could have a material adverse effect on our financial condition and results of operations.
Even after a product has received marketing approval or clearance, such product approval or clearance by the FDA can be withdrawn or limited due to unforeseen problems with the device or integrity issues relating to the marketing application. Later discovery of violations of FDA requirements for medical devices could result in FDA enforcement actions, including warning letters, fines, delays or suspensions of regulatory clearances, product seizures or recalls, injunctions, advisories or other field actions and/or operating restrictions. Medical devices are cleared or approved for one or more specific intended uses. Promoting a device for an off-label use could result in an FDA enforcement action or a penalty under a state or federal false claims law.
Furthermore, the FDA may also inspect for compliance with Medical Device Reporting Regulation, which requires manufacturers to submit reports to FDA of certain adverse events or malfunctions, and whether the facilities have submitted notifications of product recalls or other corrective actions in accordance with FDA regulations. Issues identified during such periodic inspections may result in warning letters, manufacturing shutdowns, product shortages, product seizures or recalls, fines and delays in product manufacturing, and may require significant resources to resolve.
In addition, certain of our Boomer Botanics products are considered supplements and are regulated in the U.S. either as food or dietary supplements. The formulation manufacturing, packaging, labeling, advertising, distribution and sale (hereafter, “sale” or “sold” may be used to signify all of these activities) of products such as those sold by the Company are subject to regulation by one or more federal agencies, principally the FDA and the Federal Trade Commission (the “FTC”), and to a lesser extent the Consumer Product Safety Commission and United States Department of Agriculture. The Company’s activities are also regulated by various governmental agencies for the states and localities in which the Company’s products are sold, as well as by governmental agencies in certain countries outside the United States in which the Company’s products are sold. Among other matters, regulation by the FDA and FTC is concerned with product safety and claims made with respect to a product’s ability to provide health-related benefits.
Federal agencies, primarily the FDA and FTC, have a variety of procedures and enforcement remedies available to them, including initiating investigations, issuing warning letters and cease and desist orders, requiring corrective labeling or advertising, requiring consumer redress (for example, requiring that a company offer to repurchase products previously sold to consumers), seeking injunctive relief or product seizures, imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority. These federal and state agencies have in the past used these remedies in regulating participants in the dietary supplements industry, including the imposition by federal agencies of civil penalties in the millions of dollars against a few industry participants. There can be no assurance that the regulatory environment in which the Company operates will not change or that such regulatory environment, or any specific action taken against the Company, will not result in a material adverse effect on the Company. In addition, increased sales of, and publicity about, dietary supplements may result in increased regulatory scrutiny of the dietary supplements industry.

The Dietary Supplement Health and Education Act (“DSHEA”) was enacted in 1994, amending the Federal Food, Drug and Cosmetic Act. The Company believes DSHEA is generally favorable to consumers and to the dietary supplement industry. DSHEA establishes a statutory class of “dietary supplements,” which includes vitamins, minerals, herbs, amino acids and other dietary ingredients for human use to supplement the diet. Dietary ingredients on the market as of October 15, 1994 do not require the submission by the manufacturer or distributor to the FDA of evidence of a history of use or other evidence of safety establishing that the ingredient will reasonably be expected to be safe, but a dietary ingredient which was not on the market as of October 15, 1994 may need to be the subject of such a submission to FDA at least 75 days before marketing. Among other things, DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as “food additives” and allows the use of statements of nutritional support on product labels. The FDA has issued proposed and final regulations in this area and indicates that further guidance and regulations are forthcoming. There can be no assurance that the FDA will accept the evidence of safety for any new dietary ingredient we may decide to use. The FDA’s refusal to accept such evidence could result in regulation of such dietary ingredients as food additives, requiring the FDA pre-approval based on newly conducted, costly safety testing.
Moreover, there can be no assurance that the FDA will not consider particular labeling statements used by us to be drug claims rather than acceptable statements of nutritional support, necessitating approval of a costly new drug application, or re-labeling to delete such statements. It is also possible that the FDA could allege false statements were submitted to it if structure/function claim notifications were either non-existent or so lacking in scientific support as to be plainly false.
The FDA has issued a proposal to regulate the sale of products containing the herb “ma huang” (also known as ephedra), a natural ingredient that contains a small percentage of ephedrine alkaloids. Various states and localities also have proposed or adopted restrictions on the sale of ephedra.
In November 1998, the FTC announced new advertising guidelines specifically for the dietary supplement industry, entitled “Dietary Supplements: An Advertising Guide for Industry.” These guidelines reiterate many of the policies the FTC has previously announced over the years, including requirements for substantiation of claims made in advertising about dietary supplements.
The FDA has announced its intent to issue proposed Good Manufacturing Practices regulations for the dietary supplement industry. The FDA has published the industry’s proposed GMP guidelines, but has not yet published its own proposed regulations for public comment.
The FTC regulates the marketing practices and advertising of all our products. In recent years, the FTC instituted enforcement actions against several dietary supplement companies for false and misleading marketing practices and advertising of certain products. These enforcement actions have resulted in consent decrees and monetary payments by the companies involved. Under FTC standards, the dissemination of any false advertising constitutes an unfair or deceptive act or practice actionable under Section 45 of the Fair Trade Commission Act and a false advertisement actionable under Section 52 of that Act. A false advertisement is one that is “misleading in a material respect.” In determining whether an advertisement or labeling information is misleading in a material respect, the FTC determines not only whether overt and implied representations are false but also whether the advertisement fails to reveal material facts. Under the FTC’s standards, any health benefit representation made in advertising must be backed by “competent and reliable scientific evidence” by which the FTC means: “tests, analyses, research studies, or other evidence based upon the expertise of professionals in the relevant area, that have been conducted and evaluated in an objective manner by persons qualified to do so, using procedures generally accepted by the profession to yield accurate and reliable results.”
The FTC has increased its review of the use of the type of testimonials that may be used to market our products. The FTC requires competent and reliable evidence substantiating claims and testimonials at the time that such claims of health benefit are first made. The failure to have this evidence when product claims are first made violates the Federal Trade Commission Act. Although the FTC has never threatened an enforcement action against the Company for the advertising of its products, there can be no assurance that the FTC will not question the advertising for our products in the future.

We believe we are currently in compliance with all applicable government regulations. We cannot predict what new legislation or regulations governing our operations will be enacted by legislative bodies or promulgated by agencies that regulate its activities. The FDA is expected to increase its enforcement activity against dietary supplements that it considers to be in violation of FFD&CA. In particular, the FDA is increasing its enforcement of DSHEA provisions. Those activities will be enhanced by the appropriation for increased FDA budgets for dietary supplement regulation enforcement.
We believe we may become subject to additional laws or regulations administered by the FDA or other federal, state, or foreign regulatory authorities. We also believe the laws or regulations which are considered favorable may be repealed, or more stringent interpretations of current laws or regulations may be implemented. Any or all of such requirements could be a burden to us. Future regulations could require us to:
•	change the way we conduct business;
•	use expanded or different labeling;
•	recall, reformulate or discontinue certain products;
•	keep additional records;
•	increase the available documentation of the properties of its products;
•	and/or
•	increase the scientific proof of product ingredients, safety, and/or usefulness.
The Company cannot predict the nature of any future laws, regulations, interpretations or applications, nor can it determine what effect such additional regulation, when and if it occurs, would have on its business in the future. Such additional regulation could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products, additional record keeping, expanded documentation of the properties of certain products, revised, expanded or different labeling and/or additional scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company.

MANAGEMENT, EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE
Below are the names and certain information regarding the Company’s executive officers and directors:
Name	Age	Position
Michael Quaid	59	Chief Executive Officer, Director
Daniel Capri	71	President, Chairman
Giang Thi Hoang	43	Director
Michael Quaid, Chief Executive Officer. Michael Quaid has served as the Chief Executive Officer of Boomer Naturals since its formation in August 2019, following a brief retirement. Prior to joining Boomer Naturals and from January 2013 to December 2018, Mr. Quaid was the majority owner and Managing Director of Typhoon FX trading platforms. Previously from January 1995 until January 2008, Mr. Quaid was Managing Partner at KCCO II Trading. From 1991-1995 Mr. Quaid was head of European Derivatives for S.G. Warburg & Co. in London. Prior to these roles Mr. Quaid held financial engineering positions at Itel Corporation and started his career as an auditor with Arthur Young & Co. Mr. Quaid holds an MBA from the Kellogg School of Business, Northwestern University and a Bachelor of Science degree from Millikin University.
Daniel Capri, Director, President, Treasurer and Secretary. Mr. Capri has served as the President of Boomer Naturals, Inc. since June 2019. Simultaneously therewith and from June 2019, Mr. Capri has also served as the Managing Member of Internet Business Consultants of Nevada (IBC), an ecommerce advisory, a company located in Las Vegas, Nevada. Mr. Capri was part of the founding team at Xyience, a leading supplement and energy drink company. Mr. Capri has been the owner and Founder of Whale Sports, a sports advisory service since its inception in March 2017, helping to grow sales from zero to over a million dollars in revenue in its first year. Prior thereto and from April 2015 to March 2017, Mr. Capri was retired.
Giang Thi Hoang, Director. joined the Company in 2019 after taking time off to raise her son upon emigrating to the United States. Prior thereto Ms. Hoang held executive marketing positions at Vietnam Export Import Bank in Viet Nam from 2000-2015. Ms. Hoang earned B.S. in Economics and Social Science from University of Ho Chi Minh City.
Our directors are elected for a term of one year and serve until such director’s successor is duly elected and qualified. Each executive officer serves at the pleasure of the Board.
The Company has no nominating, audit or compensation committees at this time.
Audit Committee and Financial Expert; Committees
The Company does not have an audit committee. We are not a “listed company” under SEC rules and are therefore not required to have an audit committee comprised of independent directors.
The Company has no nominating or compensation committees at this time. The entire Board participates in the nomination and audit oversight processes and considers executive and director compensation. Given the size of the Company and its stage of development, the entire Board is involved in such decision making processes. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our executive officers or directors.
Involvement in Certain Legal Proceedings
There are no legal proceedings that have occurred within the past ten years concerning our directors, or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.
None of our directors and officers have been affiliated with any company that has filed for bankruptcy within the last ten years. We are not aware of any proceedings to which any of our officer or director, or any associate of such officer or director, is a party adverse to us or any of our or has a material interest adverse to us or any of our subsidiaries.
Changes in Nominating Process
There are no material changes to the procedures by which security holders may recommend nominees to our Board.

EXECUTIVE COMPENSATION
Summary Compensation Table.
The following table sets forth the total compensation awarded to, earned by or paid to (i) each person who served as a principal executive officer for the years ended July 31, 2020 and 2019, and(ii) our two other most highly-compensated executive officers who were serving as executive officers on July 31, 2020. We refer to these individuals as our “named executive officers.”
Name and Principal Position	Year	Salary	Bonus ($)	Stock Award(s) ($)	Option Awards (#)	All Other Compensation ($)	Total ($)
Daniel Capri, Chairman, President(1)	2020	$48,000	$—	$—	—	$—	$48,000
	2019	$48,000	$—	$—	—	$—	$48,000
Thomas Ziemann, Director, COO(2)	2020	$60,000	$—	$—	—	$—	$60,000
	2019	$60,000	$—	$—	—	$—	$60,000
Michael Quaid, Director, CEO	2020	$60,000	$—	$—	—	$—	$60,000
	2019	$60,000	$—	$—	—	$—	$60,000
(1)	Mr. Capri has agreed to temporarily defer his salary.
(2)	Mr. Ziemann resigned effective September 4, 2020.
Employment Agreements
Each of Daniel Capri, Michael Quaid and Thomas Ziemann executed employment agreements with the Company on January 16, 2020 (the “Agreements”). The term for each of the Agreements is three years. Each agreement provides for a grant of 500,000 shares of the Company’s common stock and salary in the following amounts (i) $4,000 per month during the first ninety (90) days of the Agreements; (ii) an increase to $10,000 per month during any month in which the Company’s sales reach One Million Dollars ($1,000,000 or (iii) an increase to a total of $15,000 per month during any month in which the Company’s sales reach $3,000,000 per month. In addition, the executives are eligible for annual bonuses shall be paid as determined by the Board of Directors. The executives are eligible for benefits upon the establishment by the Company of a benefit plan. The Agreements also provide customary provisions or reimbursement, non-disclosure, confidentiality and other terms.
On March 12, 2021, the Company entered into an amended and restated employment agreement effective September 1, 2020 (the “Agreement”) with Mr. Quaid, pursuant to which Mr. Quaid will continue to serve as the Company’s Chief Executive Officer until September 1, 2025 (or such earlier date upon which Mr. Quaid’s employment may be terminated in accordance with the terms of the Agreement). Pursuant to the terms of the Agreement, which replaced and superseded Mr. Quaid’s prior employment agreements, Mr. Quaid shall receive compensation of Twenty Thousand Dollars ($20,000) per month and a grant of 500,000 shares of the Company’s common stock. The Agreement also contains customary covenants regarding confidentiality, non-disclosure, non-competition, non-solicitation, non-disparagement, and proprietary rights.
Outstanding Equity Awards
There are no outstanding equity awards made to any named executive officer that were outstanding at March 12, 2021.
Compensation of Directors
Our directors do not receive a fee for serving as directors of the Company.
Change-in-Control Agreements
The Company does not have any change-in-control agreements with its executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Based solely upon information made available to us, the following table sets forth information regarding the beneficial ownership of our Common Stock as of March 17, 2021, held by: (i) each director and director nominees; (ii) each of the named executive officers; (iii) all of our directors and executive officers as a group; and (iv) each additional person or group who is known by us to own beneficially more than 5% of our Common Stock . Except as indicated in the footnotes below, the address of the persons or groups named below is c/o Boomer Holdings Inc., 8670 W Cheyenne Avenue, #120, Las Vegas Nevada 89129.
Shareholder(1)	Beneficial Ownership	Percent of Class(2)
Michael Quaid, Director, Chief Executive Officer,	13,500,000	8.7%
Daniel Capri, Chairman, President(3)	34,000,000	21.9%
Giang Thi Hoang, Director(4)	11,940,001	7.7%
All Officers and Directors as a Group (4 persons)	59,440,001	38.3%
(1)	The address for all officers, directors and beneficial owners is 8670 W Cheyenne Avenue, #120, Las Vegas Nevada 89129.
(2)	Based upon 155,292,311 shares of Common Stock outstanding.
(3)
Represents 7,000,000 shares of Common Stock held by Mr. Capri individually, 9,000,000 shares of Common Stock held by Nettech Holdings, 7,000,000 shares of Common Stock held by IBC of Nevada, Inc., 6,000,000 shares held by Reminders from Heaven LLC and 5,000,000 shares held by Whale Sports, over which Mr. Capri holds voting and dispositive control.

(4)	Includes 7,940,001 shares held by GTH Holdings LLC over which Ms. Hoang holds voting and dispositive control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
As of the date of this Prospectus, the Company had the following related party transactions:
On April 9, 2020 the Company’s wholly-owned subsidiary Boomer Naturals, Inc. entered into an Exclusive Distributorship Agreement with PhamVan Trading Co., Ltd. (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s products in the United States. The agreement focuses on face coverings gloves, and gowns. provided the Company orders at least $3 million of inventory per year. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market. Giang Thi Hoang, a member of the Company’s board of directors and holder of approximately 7.7% of the Company’s Common Stock, holds a minority equity position in the Supplier which is controlled by her sister and brother-in-law. At the time the Company entered into the agreement with the Supplier, Ms. Hoang was not yet a member of the board of directors. The Company purchased approximately $10,803,100 of inventory for the three ended October 31, 2020 and had accounts payable to the related party in the amount of $687,040.
On July 1, 2019, the Company entered into a line of credit agreement in the amount of $300,000 with Daniel Capri, the owner and founder of Whale Sports and President of the Company. The maturity date of the line of credit is June 30, 2021.
On July 1, 2019, the Company entered into a line of credit agreement in the amount of $150,000 with Giang Thi Hoang, a director and shareholder of the Company. The maturity date of the line of credit is June 30, 2021.
On July 1, 2019, the Company entered into a line of credit agreement in the amount of $1,000,000 with Michael Quaid, Chief Executive Officer of the Company. The maturity date of the line of credit is June 30, 2021.
On July 1, 2019, the Company entered into a line of credit agreement in the amount of $89,000 with NetTech Investments owned by Daniel Capri, the Company’s President.
Anti-takeover Effects of Nevada Law and of Our Charter and Bylaws
In addition to the features of our charter related to the issuance of preferred stock, which are described above, the Nevada Revised Statutes (“NRS”) contain several provisions which may make a hostile take-over or change of control of our Company more difficult to accomplish. They include the following:
Nevada law, provides that any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. In addition, unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the entire remainder of the term of office of the resigning director or directors. Our Articles of Incorporation do not provide otherwise.
In addition, Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, shareholders do not have the right to call special meetings. Our Articles of Incorporation and our Bylaws do not give shareholders this right. In accordance with Nevada law, we also require advance notice of any shareholder proposals.
Nevada law provides that, unless otherwise prohibited by any bylaws adopted by the shareholders, the board of directors may amend any bylaw, including any bylaw adopted by the shareholders. Pursuant to Nevada law, our Articles of Incorporation grant the authority to adopt, amend or repeal bylaws exclusively to our directors.
Nevada’s “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. However, we have not included any such provision in our Articles of Incorporation or Bylaws, which means these provisions apply to us.
Nevada’s “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of the date of this prospectus, we have less than 100 record stockholders with Nevada addresses. However, if these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our shareholders.
Our articles of incorporation and/or bylaws provide that:
•	the authorized number of directors can be changed only by resolution of our board of directors;
•	our bylaws may be amended or repealed by our board of directors or our stockholders;
•
our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

•	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.
Potential Effects of Authorized but Unissued Stock
We have shares of Common Stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.
The existence of unissued and unreserved Common Stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, the board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Nevada Revised Statutes and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing the board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.

DESCRIPTION OF COMPANY SECURITIES
The following description of our Common Stock and preferred stock summarizes the material terms and provisions of our Common Stock and preferred stock. The following description of our capital stock does not purport to be complete and is subject to, and qualified in its entirety by, our Amended and Restated Articles of Incorporation, as amended, and our Amended and Restated By-Laws, which are exhibits to the registration statement of which this prospectus forms a part, and by applicable law. We refer in this section to our Amended and Restated Articles of Incorporation, as amended, as our certificate of incorporation, and we refer to our Amended and Restated By-Laws as our by-laws. The terms of our Common Stock and preferred stock may also be affected by Nevada law.
Authorized Capital Stock
Our authorized capital stock consists of 210,000,000 shares of our Common Stock, par value $0.001 per share, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share. As of March 12, 2021, we had 155,292,311 shares of Common Stock outstanding and no shares of preferred stock outstanding.
Common Stock
Voting
Holders of our Common Stock are entitled to one vote per share on matters to be voted on by stockholders and also are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. Holders of our Common Stock have exclusive voting rights for the election of our directors and all other matters requiring stockholder action, except with respect to amendments to our certificate of incorporation that alter or change the powers, preferences, rights or other terms of any outstanding preferred stock if the holders of such affected series of preferred stock are entitled to vote on such an amendment or filling vacancies on the board of directors.Dividends
Holders of Common Stock are entitled to share ratably in any dividends declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Dividends consisting of shares of Common Stock may be paid to holders of shares of Common Stock. We do not intend to pay cash dividends in the foreseeable future.
Liquidation and Dissolution
Upon our liquidation or dissolution, the holders of our Common Stock will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock at the time outstanding.
Other Rights and Restrictions
Our Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such stock. Our Common Stock is not subject to redemption by us. Our certificate of incorporation and bylaws do not restrict the ability of a holder of Common Stock to transfer the stockholder’s shares of Common Stock. If we issue shares of Common Stock under this prospectus, the shares will be fully paid and non-assessable and will not have, or be subject to, any preemptive or similar rights.
Preferred Stock
Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock in one or more series and to determine the rights and preferences of the shares of any such series without stockholder approval. Our board of directors may issue preferred stock in one or more series and has the authority to fix the designation and powers, rights and preferences and the qualifications, limitations, or restrictions with respect to each class or series of such class without further vote or action by the stockholders. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Warrants
We have not issued and do not have any outstanding warrants to purchase shares of our common stock.
Options
We have not issued and do not have any outstanding options to purchase shares of our common stock.
Convertible Securities
On October 16, 2020, the Company executed a 10% Convertible Promissory Note in the principal amount of $262,500 with gross proceeds of $250,000 (the “Note”) in a private placement to an accredited investor (the “Holder”). The Company consummated the offering of the Note on October 19, 2020. The Note matures on April 14, 2021 and bears guaranteed interest at the rate of 10%. The Note is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on any date after issuance at a 30% discount to the lowest volume weighted average price of the Common Stock during the 15 trading days prior to the date of a conversion notice. Such conversion is subject to certain additional terms and conditions, including a waivable limitation on the Holder’s ability to convert the Note into an amount of Common Stock that would result in the noteholder, together with its affiliates, owning more than 9.99% of the outstanding Common Stock. The Note may be prepaid in full on any day on or prior to its six month anniversary subject to prepayment premiums that increase over time. The Note is subject to certain additional terms and conditions, including certain remedies in connection with certain customary events of default. The Note also includes certain customary representations and warranties, and pursuant to which the Company agreed to comply with certain customary affirmative and negative covenants during the period the Note is outstanding, including but not limited to a right of first refusal in favor of the Holder for additional convertible promissory notes. As additional consideration for the investment, the Company issued 37,500 shares of its Common Stock to the Holder.
Market Information
Our Common Stock is quoted the OTCQB under the symbol “BOMH”.
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Action Stock Transfer, Inc.

SELLING STOCKHOLDERS
We are registering for resale or other disposition by the Selling Stockholders named herein a total of 36,409,400 shares of Common Stock for the benefit of the Selling Stockholders on this registration statement.
The table below lists (a) the names of the Selling Stockholders whose shares are being offered by this prospectus, (b) information regarding the beneficial ownership of shares of Common Stock by each of the Selling Stockholders, including the number of shares of Common Stock beneficially owned by each Selling Stockholder as of March 12, 2021; and (c) the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders and the Company’s transfer agent.
Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.
None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years.
The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”
Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.
Investor Name	Total Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to the Prospectus	Number of Shares Beneficially Owned After Offering	% of Class After Offering*
Farrell Howard		3,999,400	0	*
Second2None		1,000,000	0	*
Jennifer Ryan		75,000	0	*
David Tiet		3,000,000	0	*
Jason Phan		150,000	0	*
Carolyne Chau		4,000,000	0	*
Justin Pike		4,000,000	0	*
Nina Pike		4,000,000	0	*
Bruce Scodro		50,000	0
Callie Revord		50,000	0	*
Gary Marcotte		50,000	0	*
Brenda Hilby		41,000	0	*
Jacob Schneider		10,000	0	*
Nicholas Hogan		52,000	0	*
Reed Smith		30,000	0	*
Rob & Robbie LLC		10,000	0	*
Lisa Hogan		4,000	0	*
Austin James Flieder		16,000	0	*
Jessica Folino		100,000	0	*
Susan Gazerro		1,000	0	*
Luke Livingston		10,000	0	*
Adrian Vaughn		10,000	0	*
Jimmy Yuan		50,000	0	*
Jeff Tinsley		40,000	0	*
Monica Dornfeld		50,000	0	*

Investor Name	Total Shares Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold Pursuant to the Prospectus	Number of Shares Beneficially Owned After Offering	% of Class After Offering*
John Herian		25,000	0	*
Richard Marin		200,000	0	*
Pacific Manufacturing & Design		150,000	0	*
David Rodriguez		24,000	0	*
Summit Manufacturing Corporation		400,000	0	*
Joni Hoffman		12,000	0	*
Robert Ekstedt		45,000	0	*	*
Kelly and Jeremy Winters		800	0	*	*
David Haywood		20,000	0	*	*
Robert Simms		21,600	0	*	*
Robert Simms Jr		8,000	0	*	*
Pat Deuchane Sr		700	0	*	*
Carl and Lois Ekstedt		149,400	0	*	*
Suzanne Hobbs		180,000	0	*	*
Dolan Anderson-Klingenberg		50,000	0	*	*
Christian Klingenberg		50,000	0	*	*
Tri Nguyen		7,000	0	*	*
Mirabell Knollwood Partners LLC		500,000	0	*	*
Den5 Enterprises		20,000	0	*	*
Melvin Morikawa		10,000	0	*	*
Lucas McCormick		16,000	0	*	*
Emoe.net Inc		40,000	0	*	*
Wes Patterson		15,000	0	*	*
Jeffrey Tinsley & Jennifer Tinsley		40,000	0	*	*
Steve Bell		250,000	0	*	*
Anthony Snyder & Rosalind Snyder		50,000	0	*	*
Andrea Zamudio		1,000	0	*	*
Daniel Jackson		150,000	0	*	*
Lorenzo Mcleod		25,000	0	*	*
Michael Garcia		25,000	0	*	*
Justin Moose		15,000	0	*	*
Christina Madison		20,000	0	*	*
Adriana Banda		2,500	0	*	*
Geno Quaid		100,000	0	*	*
Michael Richmond		20,000	0	*	*
Candace Richmond		100,000	0	*	*
Gerard E McGowan		200,000	0	*	*
H & M Boomer LLC		3,000,000	0	*	*
OOON LLC		1,080,000	0	*	*
Tam Nguyen		62,000	0	*	*
Thomas DeQuattro and Paula DeQuattro		10,000	0	*	*
Total:		27,893,400
*	Percentage not listed if less than 1%.

PLAN OF DISTRIBUTION
The shares of common stock listed in the table appearing under “Selling Stockholders” are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders. We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock. To our knowledge, the selling stockholders have not entered into any arrangements or understandings with any underwriter, broker dealer or agent with respect to the sale of the shares covered by this prospectus.
Each Selling Stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market of the Common Stock which includes but is not limited to any of the markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question including but not limited to the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, or OTC Pink (or any successors to any of the foregoing) or in private transactions. These sales may be at fixed or negotiated prices. The Company will not receive any of the proceeds from the sale by the Selling Stockholders of the securities. A Selling Stockholder may use any one or more of the following methods when selling securities:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law
The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.
In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be freely resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect, under circumstances in which any legend borne by such securities relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the securities for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the securities by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser of the securities at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
Certain statements in this prospectus constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.
Impact of COVID-19
The Company’s operations and business have experienced disruption due to the unprecedented conditions surrounding the COVID-19 pandemic spreading throughout the United States and the world. As a result, several state and local mandates were implemented that encouraged the practice of social distancing, placed restrictions from individuals gathering in groups and, in many areas, placed complete restrictions on non-essential movement outside of the home. Shortly after the national emergency declaration, state and local officials began placing restrictions on businesses. Many of the stores which sell our wellness products were closed as a result of the pandemic since they were not seen as essential. The COVID-19 pandemic has, and continues to have, a material impact on the Company’s business operations, financial position, liquidity, capital resources and results of operations.
Corporate History
Boomer Holdings Inc. was incorporated as Remaro Group Corp. under the laws of the State of Nevada on March 31, 2016. On January 7, 2020, the Company executed an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with Boomer Natural Wellness, Inc., Boomer Naturals Holdings, Inc., a Nevada corporation (“Boomer”), Boomer Naturals, Inc., and the shareholders of Boomer (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Company adopted the business plan of Boomer. Pursuant to the Agreement, the Company agreed to acquire all of the outstanding shares of Boomer in exchange for the issuance of an aggregate 40,326,913 pre-split shares (the “Exchange Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). Pursuant to the terms of the Exchange Agreement, the Company’s Majority Shareholder agreed to retire 8,000,000 shares of the Company’s Common Stock. Also on January 7, 2020, the Company approved an amendment to its Articles of Incorporation (the “Amendment”) to: change the name of the Company to Boomer Holdings Inc.; effect a forward stock split on the basis of three-to-one (3:1); and to increase the number of authorized shares of capital stock to 210,000,000 of which 200,000,000 shares shall be Common Stock and 10,000,000 shares will be blank check preferred stock, par value $0.001 per share.
Description of Our Business
Our mission is to develop and sell products of superior quality which improve the overall wellness of our customers. We are currently engaged in two principal product lines: (i) Boomer Botanics, our line of wellness products that contains our proprietary formula combining five natural and powerful ingredients that target the body’s central nervous system which is the first FDA-compliant product of its kind; and (ii) our line of face masks and other personal protection equipment.
Boomer Botanics
We are engaged in the research, development, acquisition, licensing and sales of specialized natural products which have FDA compliant ingredients and are impactful on the central nervous system. These products powered by natural terpenes, include, edible and topical offerings. We are engaged in marketing and branding within the central nervous wellness space, including our proprietary formula which is currently patent pending. Boomer Naturals currently operates a retail store in Las Vegas Nevada and Boomer Natural products are also available in Golf Pro Shops, Specialty Stores, Chiropractic Offices and Nail Salons across the country. Boomer Naturals has a robust online presence and enjoys material sales through its website at BoomerNaturals.com.
We believe our Boomer Botanics formula is an FDA-compliant formulation that fully supports the body’s central nervous system (“CNS”). Boomer Botanics combines five natural and powerful ingredients that target the CNS. The term FDA-compliant means that a company is selling a regulated food additive that is, or that its chemicals are, in compliance with the food additive provisions of the Federal Food, Drug, and Cosmetic Act. All of the ingredients in our Boomer Botanics formula are on the FDA Generally Recognized as Safe (“GRAS”) List which means they are deemed safe to use as an additive to food, beverages, and supplements without prior FDA review and approval and the Company is able to advertise on Google, Facebook, Yahoo, Bing, YouTube, Instagram, and all national television networks where other, competing companies are not allowed to advertise. This allows Boomer Naturals to advertise creating brand recognition that our competitors cannot.
The Boomer Botanic products were developed by neurosurgeon, Dr. Markus Chwajol https://boomernaturals.com/wellness-advisory-board/markus-chwajol/. The Boomer Botanics products contain a powerful combination of terpenes that interact with three known receptors in the CNS and possibly a fourth, while the standard products in the industry interact only with one. Terpenes are aromatic compounds found in many plants that create their characteristic aroma. Terpenes may also offer some health benefits to the human body. Terpenes are found in basil, thyme, black pepper, hops, rosemary, lemongrass, jasmine, pine trees, cacao, and other plants and flowers. The solutions include products that may alleviate pain, reduce anxiety, increase sleep quality, as well as offer cosmetic benefits. In addition, Boomer offers a full line of products to benefit the health of pets, including those suffering from seizures. Our product formulas are developed by our team of medical and scientific advisory board and are currently manufactured by FDA registered and GMP certified third-party contract manufacturers located in Florida.
These statements have not been evaluated by the Food and Drug Administration. The FDA has not reviewed or cleared any of our products nor has the FDA endorsed or verified any of our claims regarding our products. Our products are not intended to diagnose, treat, cure, or prevent any disease and none of our products have been approved by the FDA for any purpose.
The Company’s initial wellness partners include Tommy Bahama and PGA of America (PGA Magazine). Boomer Naturals will attempt to leverage the brand recognition and customer loyalty of these top brands to elevate our brand to a leader in wellness.
On January 10, 2020, Boomer Naturals executed a Trademark License Agreement (the “License Agreement”) with Tommy Bahama Group, Inc. (“Tommy Bahama”) a wholly owned subsidiary of Oxford Industries, Inc. Pursuant to the terms of the License Agreement, Tommy Bahama agreed to license the Tommy Bahama trademark and other intellectual property from Tommy Bahama in connection with the manufacture, sale, distribution, advertisement and promotion of the Company’s products as more fully set forth in the License Agreement. The License Agreement requires the Company to pay minimum royalties for each license year and meet minimum net sales requirements of products under the licensed marks each year. The License Agreement may be terminated by Tommy Bahama before the end of the term for several reasons.
Our Sales and Distribution Strategy
With our Boomer Botanics formula we believe are in a unique position to brand our line. Our FDA compliant product will give us access to advertising on national television and social media platforms like Facebook and Google. Through its websites and internet advertising, Boomer will be able to brand its products while informing consumers of the attributes of Boomer Botanics. This direct to consumer interaction could pave the way for significant online sales through the Boomer Naturals website. The Company also sells its products in retail stores, golf shops and through chiropractor offices.
Market Size
According to the Global Wellness Institute, health and wellness is a multi-billion dollar industry and the trend is for consumers moving away from pharmaceuticals toward more natural solutions for everyday challenges.

According to a Global Use of Medicines report from the IQVIA Institute for Human Data Science, the global pharmaceutical industry was valued at $1.2 trillion in 2018 https://pharmaceuticalcommerce.com/business- and-finance/global-pharma-spending-will-hit-1-5-trillion-in-2023-says-iqvia/.
Boomer Medical Products
Upon most U.S. States issuing some level of Stay-At-Home orders arising from the COVID-19 pandemic, the short-term business strategy of Boomer Naturals shifted. Boomer Naturals received its first round of Tommy Bahama orders during March 2020 and expected that Tommy Bahama would be reordering on a monthly basis to replenish stock at all of its brick and mortar retail locations. In addition, we believe Tommy Bahama intended to launch an aggressive e-commerce campaign commencing with email advertisements to its significant database of customers.
Once the Stay-At-Home orders took effect, Tommy Bahama was required to close its retail stores for several months and further elected to delay any major e-commerce marketing initiatives due to their belief that consumers were primarily spending money on food and other necessities as opposed to engaging in significant discretionary spending during the Pandemic. It would have been reasonably expected that said actions by Tommy Bahama would have caused a significant delay in revenues to the Company. However, management saw an opportunity to remain consistent with its health and wellness brand strategy by expanding its offerings to face coverings and other products within the Personal Protective Equipment category.
Commencing in April 2020, Boomer Naturals began to offer for online retail sale at its website a variety of face coverings and sanitizers. During this period, Boomer Naturals began running advertisements on television, radio and various digital platforms featuring face coverings. Due to increased demand for these items, e-commerce sales grew to over 3,000 orders per day during the quarter ended July 31, 2020. This increased revenue stream was able to replace the anticipated revenue arising from the Tommy Bahama relationship. In addition, while the e-commerce PPE vertical continued to grow, Boomer Naturals began to receive some interest in wholesale purchases of face coverings and other protective equipment. Boomer Naturals is in the early-stages of growing a wholesale PPE division. While no assurance can be given regarding the performance of the Boomer Medical products division, the Company anticipates that this division will continue to generate revenues for the next three to six months to accompany the expected reemergence of the Boomer Botanics division upon Tommy Bahama retail stores reopening and increase overall brand awareness from the retail focused advertising campaign.
Recently, due to the COVID-19 pandemic, in-stores sales of the Company’s Boomer Botanics products have been completely reduced to zero and the Company’s planned openings of retail stores in New York and Chicago have been delayed indefinitely as well as potential tests in retail stores. The Company has shifted its focus to its Boomer Medical Supplies segment. Boomer Medical Supplies is focusing on the perceived opportunity created from the recent shift away from the reliance on Chinese-produced medical supplies. The Company has entered into an Exclusive Distributor Agreement with an unaffiliated third-party company located in Viet Nam (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s products in the United States The Company has established exclusive arrangements with non-Chinese medical supplies manufacturers mainly focusing on face coverings gloves, and gowns. provided the Company orders at least $3 million of inventory per year. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market.
The Company is currently successfully selling a variety of face coverings and hand sanitizers to consumers online and through distribution to doctors, therapists, and wholesale brokers. As of the date of this annual report, the Company has been receiving more than 1,000 online orders per day for facemasks and hand sanitizers as well as a number of larger, wholesale orders.
Boomer Naturals recently became an approved vendor for face coverings for a national retail chain with over 8,000 retail stores and has begun receiving and filling orders for this retailer in stores and online. The retailer and Boomer have executed a non-exclusive purchase order agreement for face coverings and the retailer has no obligation to purchase either a minimum unit or dollar amount of face coverings from the Issuer. To date, Boomer Naturals has received $6 million in orders from this retailer. Additionally, Boomer Naturals recently executed a purchaser order agreement with this retailer and its affiliate for approximately 5.4 million branded face coverings.
PPE Product Offerings
Our PPE product offerings include Respiratory Masks such as the | N95, KN95, FFP2 & FFP3, P95 & R95 masks which are tight-fitting face masks that can filter out small particles, viruses, and bacteria, Surgical Masks including | 3-ply, 4-ply disposable, loose-fitting face masks that cover the nose, mouth, and chin; and cloth face masks that may offer protection from dust and prevent the spread of COVID-19. the CDC recommends using masks in public settings for social distancing and proper hygiene.
BOOMER VIETNAM
In recent years, Vietnam has become one of the largest and fastest growing economies in Asia. Vietnam has become an emerging manufacturing hub, increasing exports to the United States up to 20%-30% per year. To capitalize on this rapid growth , Boomer recently established a Boomer Vietnam division. The division seeks to leverage its strong relationships with Vietnamese manufacturers and logistics companies to help other U.S. based companies manufacture products in Vietnam. Boomer Vietnam receives consulting fees and referral commissions for making introductions and facilitating transactions.
OTHER EXPANSION LINES
Given its commercial success and access to quality products from Vietnam, Boomer is focused on building an e-commerce platform to support an expanded product line and drive repeat orders. The company expects to add up to 100 new products and expand its direct to consumer customer base. We intend to make many of these new products available to consumers through Boomer’s wholesale network as well. The Company expects to offer additional products produced in Vietnam including Bedding, Apparel and Vietnamese Coffee. The apparel and bedding products will be offered with silver infusion which will provide naturally antiviral and antibacterial protection. Sales of Vietnamese coffee is booming in Europe and throughout Asia and the Company believes it can open up a virtually untapped market in the U.S.
In addition, the Company will be launching sales of powdered workout and vitamin formulas produced in the U.S. to complement its current suite of healthy living products.

RESULTS OF OPERATIONS
Results of Operations
Three Months Ended October 31, 2020
(Unaudited) Compared to Three Months
Ended October 31, 2019 (Unaudited):
	Three Months Ended October 31,
	2020		2019		Changes
	Revenue	%of Amount Revenue	Revenue	% of Amount	Amount	%
Net revenue	$28,844,708	100.0%	$174,144	100.0%	$28,625,564	16437.9%
Cost of Goods Sold	9,249,482	32.2%	85,471	49.1%	9,174,011	10733.5%
Gross profit	19,595,226	67.8%	88,673	50.9%	19,451,553	21936.3%

Operating expenses:
Advertising and marketing	6,638,805	23.1%	259,085	148.8%	6,379,720	2462.4%
General and administrative	2,285,851	7.9%	556,090	319.3%	1,729,761	311.1%
Payroll and payroll taxes	1,497,751	5.2%	215,079	123.5%	1,282,672	596.4%
Professional fees	1,012,471	3.5%	292,064	167.7%	720,407	246.7%
Research and development	—	0.0%	12,455	7.2%	(12,455)	-100.0%
Depreciation and amortization	8,500	0.0%	4,508	2.6%	3,992	88.6%
Rent	167,671	0.6%	121,259	69.6%	43,946	36.2%
Total operating expenses	11,611,049	40.3%	1,460,540	838.7%	10,148,043	694.8%

Income (loss) from operations	7,984,177	27.5%	(1,371,867)	-787.8%	9,303,510	-678.2%

Other Income (Expense):
lnterest expense	(301,639)	-1.0%	(14,485)	-8.3%	(287,154)	1982.4%
lnterest expense - related party	(174,094)	-0.4%	—	0.0%	(174,094)	N/A
Other expense	(11,510)	0.0%	—	0.0%	(11,510)	N/A
Other income	186	0.0%	300	0.2%	(114)	-38.0%
Total other income (expense)	(487,057)	-1.5%	(14,185)	-8.1%	(472,872)	3333.6%
lncome (Loss) before provision for income taxes	7,947,120	26.0%	(1,386,052)	-795.9%	8,883,172	-640.8%
Provision for income taxes	—	0.0%	—	0.0%	—	N/A
Net income (loss)	$7,497,120	26.0%	$(1,386,052)	-795.9%	$8,883,172	-640.9%
Revenue
Net sales increased by $28.6 million, or 16,437.9%, to $28.8 million in the first quarter of fiscal 2021 from $0.2 million in the first quarter last year. The change in net sales reflected the following:
•
Increase in revenue from PPE products, sales, retail, and wholesale income from customers that purchased our Boomer Botanics wellness products, compared to $0 from these revenue sources for the same period last year. We expect the revenue we receive from PPE and Boomer Botanics wellness products to continue to grow as sales increase.

Cost of Goods Sold
Cost of goods sold increased by $9.2 million, or 10,733.5%, to $9.3 million in the first quarter of fiscal 2021 from $0.1 million in the first quarter last year. The change in cost of goods sold reflected the following:
•	Our Cost of Goods Sold (“COGS”) for sales of PPE and Boomer Botanics wellness products consists of the cost of acquiring and manufacturing the product to the customer. For the three months ended

October 31, 2020, our cost of goods sold associated with PPE products and Boomer Botanics wellness made up almost all of the cost of goods sold compared to none in the same quarter last year. Most orders are delivered directly to the customer, without any handling, storage or processing by us.
Operating Expenses
Operating expenses increased by $10.2 million, or 695.0%, to $11.6 million in the first quarter of fiscal 2021 from $1.5 million in the first quarter last year. The change in operating expenses reflected the following:
•	Increase in advertising and marketing primarily related to PPE and Boomer Botanics wellness products.
•	Increase in headcount which increased payroll expenses.
•	Increase in outside services such as consultants and professional services to manage increase in revenue and operations.
Non-Operating Expenses
Other income or expense primarily consisted of interest expenses related to lines of credit, notes payable, and convertible debt.
Liquidity and Capital Resources
Our principal liquidity requirements are for working capital and capital expenditures. We fund our liquidity requirements primarily through cash on hand, cash flows from operations and borrowings from through debt. We ended October 31, 2020 with $279,990 of cash compared with $4,171,371 as of July 31, 2020.
The following table summarizes our cash flows from operating, investing, and financing activities:
	Three Months Ended October 31,
	2020	2019
Net cash provided by (used in) operating activities	$(2,802,,586)	$(1,094,852)
Net cash provided by (used in) investing activities	2,905	(98,504)
Net cash provided by (used in) financing activities	(1,091,700)	1,192,525
Net increase (decrease) in cash	$(3,891,381)	(831)
Operating Activities – For the three months ended October 31, 2020 and 2019, net cash used in operating activities was $2,847,586 and 1,094,852, respectively, primarily due to timing of income and deferred revenue and increase in accounts receivables and inventories for the three months ended October 31, 2020 and loss of $1,386,052 for the three months ended October 31, 2019.
Investing Activities – Changes in cash in investing activities primarily consisted of purchases of property and equipment and payments received from loans receivables.
Financing Activities – Net cash provided by or used in financing activities primarily consisted of net borrowings and payments from notes payable and lines of credit for the three months ended October 31, 2020 and 2019
CRITICAL ACCOUNTING POLICIES
We believe the accounting policies below are the most critical to aid you in fully understanding and evaluating this management discussion and analysis. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expense. Our estimates are evaluated on an ongoing basis and drawn from historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. Actual results may differ from our estimates. Management believes that the following accounting estimates reflect the more significant judgments and estimates we use in preparing our consolidated financial statements.
Revenue Recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured, and delivery has occurred or services have been rendered. The Company offers its Boomer Botanics proprietary formula various channels, e-commerce, and brick and mortar retail.

The Company includes shipping and handling costs in cost of sales. Amounts billed for shipping and handling are included with revenues in the statement of operation.
The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded, based on pending returns and historical return data, among other factors. Management did not believe any allowance for sales returns was required as of October 31, 2020.
Accounts Receivable
Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.
Inventories
Inventories primarily consist of finished goods and are stated at the lower of cost (first-in-first-out) or market. The Company maintains an allowance for potentially excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values.
PLAN OF OPERATION AND FUNDING
Based on our current rate of expenditures and anticipated changes, we have estimated a total cash expenditure budget of approximately $120 million for the next 12 months, of which approximately $45 million is expected to be expended towards sales and marketing, approximately $31 is expected to be expended toward cost of goods sold and approximately $19 million is budgeted for working capital and general and administrative expenses.
We expect that working capital requirements will continue to be funded through a combination of increased sales, both online and wholesale, our existing funds and further issuances of securities. Our working capital requirements are expected to increase in line with the growth of our business. Historically, we have financed our operations through private sales of equity securities and, in part, through sales of our products. We believe that our cash flow from operating activities and the sale of equity securities will be sufficient to meet our capital requirements for at least the next 12 months.

LEGAL MATTERS
The validity of the Common Stock covered hereby will be passed upon for us by McCarter & English LLP, East Brunswick, New Jersey.
EXPERTS
The consolidated financial statements as of October 31, 2020 and for the year then ended included in this prospectus and in the registration statement have been so included in reliance on the report of Benjamin & Ko, an independent registered public accounting firm, (the report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.
WHERE TO FIND MORE INFORMATION
We have filed a registration statement on Form S-1 with the SEC to register resale of shares of our Common Stock being offered by this prospectus. For further information with respect to us and our Common Stock, please see the registration statement on Form S-1 and the exhibits thereto. In addition, we file annual, quarterly and current reports, proxy statements and other information with SEC. The SEC maintains a website, http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including us. Our SEC filings are also available to the public from commercial document retrieval services. Information contained on our website should not be considered part of this prospectus.
You may also request a copy of our filings at no cost by writing or telephoning us at:
Boomer Holdings, Inc.
8670 W.
Cheyenne Avenue
Las Vegas, NV
89129
Attn: Corporate Secretary
E-Mail: info@boomernaturals.com
Telephone: (888)-266-6370
Our website address is http://www.boomernaturals.com. Information contained in our website does not constitute any part of, and is not incorporated into, this prospectus.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Boomer Holdings, Inc. and Subsidiary
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of Boomer Holdings, Inc. (the “Company”) and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of July 31, 2020 and 2019, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years ended July 31, 2020 and 2019.
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of July 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended July 31, 2020 and 2019 in accordance with accounting principles generally accepted in the United States of America.

Santa Ana, CA
November 6, 2020
We have served as the Company’s auditor since 2019

BOOMER HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
For the year ended July 31,	2020	2019
ASSETS
Current Assets:
Cash	$4,171,371	$152,667
Accounts receivables, net of allowance for bad debt of $0 and $0, respectively	3,006,952	—
Accounts receivables - related parties	3,401	—
Inventories, net	3,559,936	53,724
Other current assets	294,826	1,934
Loans receivables - related parties	50,585	1,600
Total current assets	11,087,071	209,925
Non-current Assets:
Property and equipment, net	223,583	75,928
Operating lease asset	1,065,087	—
Total non-current assets	1,288,670	75,928
Total assets	$12,375,741	$285,853

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$8,899,200	$159,870
Accounts payable - related party	713,836	—
Other current liabilities	407,504	16,738
Accrued interest	106,525	—
Unearned revenue	7,049,264	—
Lines of credit from financial institutions	2,224,863	—
Lines of credit from related parties	1,013,625	110,000
Current portion of convertible note payables - related parties	1,580,375	—
Current portion of note payables	1,802	—
Current portion of operating lease liabilities	131,607	—
Total current liabilities	22,128,601	286,608
Operating lease liabilities, net of current portion	998,491	—
Note payables, net of current portion	506,699	—
Note payables - related party	—	74,000
Convertible note payables - related parties, net of current portion	720,140	—
Total liabilities	24,353,931	360,608
Commitments and contingencies

Stockholders’ Deficit:
Common stock, $0.001 par value; 200,0000,000 shares authorized, 136,229,895 and 136,229,895 shares issued and outstanding, respectively	138,925	520
Additional paid in capital	4,042,418	519,480
Accumulated deficit	(16,159,533)	(594,755)
Total stockholders’ deficit	(11,978,190)	(74,755)
Total liabilities and stockholder’s deficit	$12,375,741	$285,853
The accompanying notes are an integral part of these condensed financial statements.

BOOMER HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
	Year Ended July 31,
	2020	2019
Net revenue	$11,472,571	$67,675
Cost of goods sold	3,888,175	25,550
Gross profit	7,584,396	42,125
Operating expenses:
Advertising and marketing	13,832,587	110,201
General and administrative	3,854,396	129,444
Payroll and payroll taxes	2,429,386	135,069
Professional fees	1,974,360	183,098
Research and development	17,024	3,907
Depreciation and amortization	28,224	—
Rent	624,882	45,092
Total operating expenses	22,760,859	606,811
Loss from operations	(15,176,463)	(564,686)
Other income (expense):
Interest expense	(2,942)	(30,069)
Interest expense - related party	(340,116)	—
Other expense	(56,580)	—
Other income	11,323	—
Total other expense, net	(388,315)	(30,069)
Loss before provision for income taxes	(15,564,778)	(594,755)
Income tax provision	—	—
Net loss	$(15,564,778)	$(594,755)
Earnings (loss) per share:
Basic and diluted	$(0.12)	$(0.12)
Weighted average number of common shares outstanding:
Basic and diluted	124,600,609	4,821,429
The accompanying notes are an integral part of these condensed financial statements.

BOOMER HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balances - July 31, 2019	30,000	$520	$519,480	$(594,755)	$(74,755)
Issuance of stock	136,199,895	138,405	3,522,938	—	3,661,343
Net loss	—	—	—	(15,564,778)	(15,564,778)
Balances - July 31, 2020	136,229,895	$138,925	$4,042,418	$(16,159,533)	$(11,978,190)
The accompanying notes are an integral part of these condensed financial statements.

BOOMER HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
	For the year ended July 31,
	2020	2019

Cash flows from operating activities:
Net loss	$(15,564,778)	$(594,755)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	28,224	—
Noncash lease expense	65,011	—
Changes in assets and liabilities:
Accounts receivables, net	(3,006,952)	—
Accounts receivables, net - related parties	(3,401)	—
Other current assets	(292,892)	(1,934)
Inventories, net	(3,506,212)	(53,724)
Accounts payable	8,739,331	159,870
Accounts payable - related party	713,836	—
Other current liabilities	106,525	—
Accrued interest	390,766	16,738
Unearned revenue	7,049,264	—
Net cash used in operating activities	(5,281,278)	(473,805)

Cash flows from investing activities:
Purchases of property and equipment	(175,879)	(75,928)
Loans made to related parties	(822,119)	(1,600)
Payment received from loans made to related parties	773,133	—
Net cash used in investing activities	(224,865)	(77,528)

Cash flows from financing activities:
Borrowing on lines of credit from financial institutions	2,967,528	—
Repayment on lines of credit from financial institutions	(742,665)	—
Borrowing on lines of credit, related parties	2,221,363	110,000
Repayment on lines of credit, related parties	(1,317,738)	—
Borrowing on convertible note payables, related parties	2,351,765	—
Repayment on convertible note payables, related parties	(51,250)	—
Borrowing on note payable	2,166,929	—
Repayment on note payable	(1,658,428)	—
Borrowing on note payable, related parties	64,400	74,000
Repayment on note payable, related parties	(138,400)	—
Proceeds from issuance of common stock	3,661,343	520,000
Net cash provided by financing activities	9,524,847	704,000
Net increase in cash	4,018,704	152,667
Cash – beginning of period	152,667	—
Cash – end of period	$4,171,371	$152,667
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$236,533	$—
Income taxes	$800	$—
The accompanying notes are an integral part of these condensed financial statements.

1. NATURE OF OPERATIONS
Boomer Naturals Inc., a wholly owned subsidiary of Boomer Holdings Inc. (the “Company”) was incorporated in July 2019 and is headquartered in Las Vegas, Nevada. The Company engages in the development and sale of the proprietary CB5 wellness formula in the United States of America and internationally. Additionally, the Company engages in the sale of Personal Protective Equipment (PPE) through various distribution methods. The majority of the Company’s sales related to the sale of PPE in Q4; whereas, CB5 products were the primary product offerings in Q1 through Q3 of fiscal year ending July 31, 2020.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representation of the company’s management who are responsible for the integrity and objectivity of the financial statements. These accounting policies confirm to accounting principles generally accepted in the United State of America and have been consistently applied in the preparation of the financial statements.
Basis of Presentation and Consolidation
These accounting policies conform to generally accepted accounting principles in the United States of America (“GAAP”) and have been consistently applied in the preparing the Firm’s financial statements. The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States of America, which is based on the accrual method of accounting.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment, patent and trademark, the ultimate collection of accounts receivable and accrued expenses. Actual results could materially differ from those estimates.
Revenue Recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured, and delivery has occurred or services have been rendered. The Company offers the PPE and CB5 products through various channels: e-commerce, wholesale, and brick and mortar retail.
The Company includes shipping and handling in the selling, general and administrative (SGA) section of the income statement. Amounts billed for shipping and handling (when applicable) are included with revenues in the statement of operation.
The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded, based on pending returns and historical return data, among other factors. Management did not believe any allowance for sales returns was required at July 31, 2020.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense amounted to $13,832,587 for the period August 1, 2019 to July 31, 2020.
Accounts Receivable
Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)
Inventories
Inventories primarily consist of finished goods and are stated at the lower of cost (first-in-first-out) or market. The Company maintains an allowance for potentially excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values.
Property and Equipment
Property and equipment consist of leasehold improvements, furniture and fixtures, machinery and equipment are stated at cost. Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets, generally 5-7 year. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term, including renewal periods that are reasonably assured.
Cash and Cash Equivalents
The Company considers all deposits with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents. There was $4,171,371 in cash equivalents at July 31, 2020.
Impairment of Long-lived Assets
In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.
As of July 31, 2020, the Company was not aware of any events or changes in circumstances that would indicate that the long-lived assets are impaired.
Fair Value of Financial Instruments
The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measure date. The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.
As of July 31, 2020, the Company believes that the carrying value of cash, account receivables, accounts payable, accrued expenses, and other current assets and liabilities approximate fair value due to the short maturity of theses financial instruments. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)
Income Taxes
The Company has elected to be taxed as an S-corporation. Accordingly, except for a minimal state tax, the Company is not taxed at the corporate level; rather, the tax on corporate income is paid and the benefits of losses are recognized at the stockholder level. Therefore, no provision or credit for federal income taxes has been included in the financial statements.
Certain transactions of the Company are subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing the financial statements. Accordingly, the net income of the Company reported for federal income tax purposes may differ from the net income reported in these financial statements. The major differences relate to accounting for depreciation on property and equipment, stock compensation, and research credits.
The Company has adopted ASC 740-10-25, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25 for the year ended July 31, 2020.
The Company is no longer subject to federal and state income tax examination by tax authorities for year ended before 2019, respectively.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectable accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.
The majority, approximately 90%, of the Company’s revenues were derived from the sale of PPE through various distribution channels with a much smaller percentage (approximately 10%) being derived through the sale of the proprietary CB5 formula and related products. The Company’s principal market in 2020 was the United States, but the Company plans to expand internationally in 2021. The Company maintains its cash and cash equivalents with various credit institutions. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at FDIC-insured institutions are covered by FDIC insurance. At times, deposits may be in excess of the FDIC insurance limit; however, management does not believe the Company is exposed to any significant related credit risk.
Leases
Prior to December 31, 2019, the Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases. Effective from December 31, 2019, the Company adopted the guidance of ASC 842, Leases, which requires an entity to recognize a right-of-use asset and a lease liability for virtually all leases
On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months.
ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows. ASC 842 supersedes nearly all existing lease accounting guidance under GAAP issued by the Financial Accounting Standards Board (“FASB”) including ASC Topic 840, Leases.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)
For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the IBR as of that date.
The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,065,087 million and $1,130,098 million, respectively as of July 31, 2020. The difference between the operating lease ROU assets and operating lease liabilities at transition represented tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.
Recent accounting pronouncement not yet effective
FASB ASU 2016-02 “Leases (Topic 842)” – In February 2016, the FASB issued ASU 2016-02, which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal year beginning after December 15, 2019, including interim periods within those fiscal year beginning after December 15, 2020. We are currently evaluating the potential impact this standard will have on our financial statements and related disclosures.
FASB ASU 2016-15 “Statement of Cash Flows (Topic 230)” – In August 2016, the FASB issued 2016-15. Stakeholders indicated that there is a diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those fiscal year beginning after December 15, 2019. Early adoption is permitted. Adoption of this ASU will not have a significant impact on our statement of cash flows.
FASB ASU 2016-12 “Revenue from Contracts with Customers (Topic 606)” – In May 2016, the FASB issued 2016-12. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2016-12 provides clarification on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.
This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. We are currently assessing the potential impact this standard will have on our financial statements and related disclosures.
3. INVENTORIES, NET
Inventories primarily consisted of finished goods in the amount of $3,559,936 and $53,724 as of July 31, 2020 and 2019, respectively
4. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:
For the year ended July 31,	2020	2019
Furniture and Equipment	$46,134	$35,838
Leasehold Improvement	130,001	—
Computer	75,672	40,090
Total property and equipment	251,807	75,928
Less-accumulated depreciation and amortization	(28,224)	—
Total property and equipment, net	$223,583	75,928
Depreciation and amortization expense on property and equipment amounted to $28,224 for the period August 1, 2019 to July 31, 2020.

5. ACCOUNTS PAYABLE – RELATED PARTY
On April 9, 2020, the Company entered into an Exclusive Distributorship Agreement with PhamVan Trading Co., Ltd. (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s PPE products in the United States. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market. Giang Thi Hoang, a member of the Company’s board of directors and holder of approximately 7.7% of the Company’s Common Stock and holds a minority equity position in the Supplier which is controlled by her sister and brother-in-law. At the time the Company entered into the agreement with the Supplier, Ms. Hoang was not yet a member of the board of directors.
The Company purchased approximately $4,240,940 of inventory for the year ended July 31, 2020. The Company had accounts payable to related party in the amount of $713,836 and $0 as of July 31, 2020 and 2019, respectively.
6. LINES OF CREDIT FROM FINANCIAL INSTITUTIONS
Lines of credit from financial institutions consisted of the following:
For the years ended July 31,	2020	2019
June 2020 ($60,000 line of credit) - Line of credit with maturity date of June 23, 2021 with with non-bearing interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$137,352	$—
July 2020 ($60,000 line of credit) - Line of credit with maturity date of July 28, 2021 with with non-bearing interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	1,156,196	—
July 2020 ($979,300 line of credit) - Line of credit with maturity date of November 23, 2020 with non-bearing interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	931,315	—
Total lines of credit from financial institutions	$2,224,863	$—
	—	—
The following table represents the future minimum payments as of July 31, 2020.
Years ended July 31,	Amount
2021	$2,224,863
2022	—
2023	—
2024	—
2025	—
Thereafter	—
Total	$2,224,863
7. LINES OF CREDIT FROM RELATED PARTIES
Line of credit related parties consist of the following:
For the years ended July 31,	2020	2019
July 2019 ($300,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$947,500	$50,000
July 2019 ($66,125 line of credit) - Line of credit with maturity date of July 29, 2029 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	66,125	60,000
Total lines of credit, net of short term portion	$1,013,625	$110,000
	—	—

7. LINES OF CREDIT FROM RELATED PARTIES(continued)
The following table represents the future minimum payments as of July 31, 2020.
Years ended July 31,	Amount
2021	$1,013,625
2022	—
2023	—
2024	—
2025	—
Thereafter	—
Total	$1,013,625
8. NOTES PAYABLE
Notes payable consisted of the following:
Non-related parties
For the years ended July 31,	2020	2019
August 2019 ($5,980 note payable) - Note payable with maturity date of December 1, 2020 with 8.25% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$1,801	$—
April 2020 ($159,000 note payable) - US Small Business note payable with maturity date of April 15, 2050 with 3.75% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	159,000	—
April 2020 ($347,700 note payable) - Paycheck Protection Program payable with maturity date of December 31, 2020 with 1% interest per annum with unpaid principal balance and accrued interest payable on the maturity date. If loan is not forgiven.	347,700	—
Total notes payable	$508,501	$—
Less: current portion	(1,802)	—
Total note payables - related parties, net of current portion	$506,699	$—
Years ended July 31,	Amount
2021	$353,000
2022	5,300
2023	5,300
2024	5,300
2025	5,300
Thereafter	132,499
Total	$506,699
9. NOTE PAYABLES - RELATED PARTY
For the years ended July 31,	2020	2019
July 2019 ($74,000 notes payable) - Notes payable with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$—	$74,000
Total note payables - related party	$—	$74,000

10. CONVERTIBLE NOTES PAYABLE
Convertible notes payable consisted of the following:
For the years ended July 31,	2020	2019
January 2020 ($250,000 convertible note payable) - Convertible payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$260,070	$—
January 2020 ($250,000 convertible note payable) - Convertible payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	260,070	—
January 2020 ($100,000 convertible note payable) - Convertible payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	105,375	—
January 2019 ($100,000 convertible note payable) - Convertible payable with maturity date of January 6, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	25,000	—
February 2020 ($500,000 convertible note payable) - Convertible payable with maturity date of February 24, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	500,000	—
February 2019 ($500,000 convertible note payable) - Convertible payable with maturity date of February 24, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	500,000	—
February 2020 ($50,000 convertible note payable) - Convertible payable with maturity date of May 9, 2020 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	100,000	—
September 2019 ($200,000 convertible note payable) - Convertible payable with maturity date of September 14, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	200,000	—
June 2020 ($50,000 convertible note payable) - Convertible payable with maturity date of June 10, 2021 with 25% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	50,000
September 2019 ($300,000 convertible note payable) - Convertible payable with maturity date of December 14, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	300,000	—
Total notes payable	$2,300,515	$—
Less: current portion	(1,580,375)	—
Total notes payable - long portion	$720,140	$—
Years ended July 31,	Amount
2021	$703,474
2022	16,666
2023	—
2024	—
2025	—
Thereafter	—
Total	$720,140
11. UNEARNED REVENUE
The Company had $7,049,263 in unearned revenue as of July 31, 2020. This amount was comprised of a large $5.373M customer deposit for an order that was fulfilled subsequent to the year end and approximately $1.676M in customer orders that were shipped FOB Destination and had not been delivered as of July 31, 2020. This revenue was recognized by the Company subsequent to the year end.

12. EARNINGS PER SHARE
The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share,” which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Dilutive earnings per share is computed on the basis of the weighted average number of shares plus potentially dilutive common shares which would consist of stock options outstanding (using the treasury method), which was none since the Company had net losses and any additional potential shares would be antidilutive.
The following table sets forth the computation of basic and diluted net income per common share:
For the year ended July 31, 2020	Amount
Net loss	$(15,564,778)
Dividends	—
Stock option	—
Adjusted net income (loss) attribution to stockholders	$(15,564,778)
Weighted-average shares of common stock outstanding
Basic and Diluted	124,600,609
Net income (loss) attribute to shareholders per share
Basic and Diluted	$(0.12)
13.  INCOME TAX PROVISION
The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the year ended July 31, 2020.
A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:
Description	July 31, 2020	July 31, 2019
Statutory federal rate	21%	21%
State income taxes net of federal income tax benefit and others	0%	0%
Permanent differences for tax purposes and others	0%	0%
Change in valuation allowance	-21%	-21%
Effective tax rate	0%	0%
The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The components of deferred tax assets and liabilities are as follows:
Deferred tax assets	July 31, 2020	July 31, 2019
Deferred tax assets:
Net operating loss	$(3,268,603)	$(47,894)
Other temporary differences	—	—
Total deferred tax assets	(3,268,603)	(47,894)
Less - valuation allowance	3,268,063	47,894
Total deferred tax assets	—	—
At July 31, 2020, the Company had available net operating loss carryovers of approximately $15,564,778. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year’s net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.

13.  INCOME TAX PROVISION(continued)
The Company files income tax returns in the U.S. federal jurisdiction and Nevada and is subject to income tax examinations by federal tax authorities for tax year ended 2019 and later and by not subject to Nevada authorities for tax year ended 2019 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of July 31, 2020, the Company has no accrued interest or penalties related to uncertain tax positions.
At year ending July 31, 2020, the Company had cumulative net operating loss carryforwards for federal tax purposes of approximately $115,564,778. In addition, the Company had state tax net operating loss carryforwards of approximately $0. The carryforwards may be applied against future taxable income and expires at various dates subject to certain limitations.
14. COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company entered into the following operating facility lases:
•
Cheyenne Fairways – On July 25, 2019, the Company entered into an operating facility lease for its corporate office located in Las Vegas with 84 months term and with option to extend from 2 years to 5 years at the market rate. The lease started on September 1, 2019 and expires on August 31, 2026.

•	Cheyenne Technology Center – On September 16, 2019, the Company entered into an operating facility lease for its retail and warehouse located in Las Vegas for 37 months expiring on November 31, 2022.
For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate. The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,065,087 million and $1,130,098 million as of July 31, 2020. The difference between the operating lease ROU assets and operating lease liabilities at transition represented existing deferred rent expenses and tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.
Operating Leases (continued)
In accordance with ASC 842, the components of lease expense were as follows:
For the year ended July 31, 2020	Fairways	Technology Center	Total
Operating lease expense	$60,878	$4,133	$65,011
Total lease expense	$60,878	$4,133	$65,011
In accordance with ASC 842, maturities and operating lease liabilities as of July 31, 2020 were as follows:
Year ended July 31,	Fairways	Technology Center	Total
Undiscounted cash flows:
2021	$231,441	$29,971	$261,412
2022	235,520	31,169	266,689
2023	242,077	10,596	252,673
2024	248,635	—	248,635
2025	255,192	—	255,192
Thereafter	285,793	—	285,793
Total undiscounted cash flows	1,498,658	71,736	1,570,394

14. COMMITMENTS AND CONTINGENCIES(continued)
Year ended July 31,	Fairways	Technology Center	Total
Discounted cash flows:
Lease liabilities – current	107,093	24,514	131,607
Lease liabilities - long-term	958,542	39,949	998,491
Total discounted cash flows	1,065,635	64,463	1,130,098
Difference between undiscounted and discounted cash flows	$433,023	$7,273	$440,296
Operating Leases (continued)
In accordance with ASC 842, future minimum lease payments as of July 31, 2020 were as follows:
Year ended July 31,	Fairways	Technology Center	Total
Minimum lease payments
2021	$196,605	$26,574	$223,179
2022	177,477	25,017	202,494
2023	161,860	7,957	169,817
2024	147,534	—	147,534
2025	134,383	—	134,383
Thereafter	132,904	—	132,904
Present values of minimum lease payments	$950,763	$59,548	1,010,311
Contingencies
The Company is subject to various legal proceedings from time to time as part of its business. As of July 31, 2020, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.
15. SUBSEQUENT EVENTS
During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended July 31, 2020 other than the following:
On October 16, 2020, the Company executed a 10% Convertible Promissory Note in the principal amount of $262,500 with gross proceeds of $250,000 (the “Note”) in a private placement to an accredited investor (the “Holder”). The Company consummated the offering of the Note on October 19, 2020. The Note matures on April 14, 2021 and bears guaranteed interest at the rate of 10%. The Note is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on any date after issuance at a 30% discount to the lowest volume weighted average price of the Common Stock during the 15 trading days prior to the date of a conversion notice. Such conversion is subject to certain additional terms and conditions, including a waivable limitation on the Holder’s ability to convert the Note into an amount of Common Stock that would result in the noteholder, together with its affiliates, owning more than 9.99% of the outstanding Common Stock. The Note may be prepaid in full on any day on or prior to its six month anniversary subject to prepayment premiums that increase over time. The Note is subject to certain additional terms and conditions, including certain remedies in connection with certain customary events of default. The Note also includes certain customary representations and warranties, and pursuant to which the Company agreed to comply with certain customary affirmative and negative covenants during the period the Note is outstanding, including but not limited to a right of first refusal in favor of the Holder for additional convertible promissory notes. As additional consideration for the investment, the Company issued 37,500 shares of its Common Stock to the Holder.

BOOMER HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	October 31, 2020	July 31, 2020
ASSETS
Current Assets:
Cash	$279,990	$4,171,371
Accounts receivables, net of allowance for bad debt of $0 and $0, respectively	7,197,119	3,006,952
Accounts receivables - related parties	3,401	3,401
Inventories, net	5,103,554	3,559,936
Other current assets	525,047	294,826
Loans receivables - related parties	25,585	50,585
Total current assets	13,134,696	11,087,071
Non-current Assets:
Property and equipment, net	237,178	223,583
Operating lease asset	1,319,681	1,065,087
Total non-current assets	1,556,859	1,288,670
Total assets	$14,691,555	$12,375,741
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$7,666,828	$8,899,200
Accounts payable - related party	687,040	713,836
Factor payable	3,218,390	—
Other current liabilities	865,688	407,504
Accrued interest	176,198	106,525
Unearned revenue	215,519	7,049,264
Lines of credit from financial institutions	1,699,618	2,224,863
Lines of credit from related parties	447,500	1,013,625
Current portion of convertible note payables - related parties	1,280,375	1,580,375
Current portion of note payables	—	1,802
Current portion of operating lease liabilities	163,011	263,214
Total current liabilities	16,420,167	22,260,208
Operating lease liabilities, net of current portion	1,224,147	866,884
Note payables, net of current portion	508,171	506,699
Convertible note payables - related parties, net of current portion	1,020,140	720,140
Total liabilities	19,172,625	24,353,931
Commitments and contingencies
Stockholders' Deficit:
Common stock, $0.001 par value; 200,0000,000 shares authorized, 155,044,311 and 136,229,895 shares issued and outstanding, respectively	155,044	138,925
Additional paid in capital	4,026,299	4,042,418
Accumulated deficit	(8,662,413)	(16,159,533)
Total stockholders' deficit	(4,481,070)	(11,978,190)
Total liabilities and stockholders' deficit	$14,691,555	$12,375,741
The accompanying notes are an integral part of these condensed unaudited consolidated financial statements.

BOOMER HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended October 31,
	2020	2019
Net revenue	$28,844,708	$174,144
Cost of goods sold	9,249,482	85,471
Gross profit	19,595,226	88,673
Operating expenses:
Advertising and marketing	6,638,805	259,085
General and administrative	2,285,851	556,090
Payroll and payroll taxes	1,497,751	215,079
Professional fees	1,012,471	292,064
Research and development	—	12,455
Depreciation and amortization	8,500	4,508
Rent	167,671	121,259
Total operating expenses	11,611,049	1,460,540
Income (loss) from operations	7,984,177	(1,371,867)
Other income (expense):
Interest expense	(301,639)	(14,485)
Interest expense - related party	(174,094)	—
Other expense	(11,510)	—
Other income	186	300
Total other expense, net	(487,057)	(14,185)
Income (loss) before provision for income taxes	7,497,120	(1,386,052)
Income tax provision	—	—
Net income (loss)	$7,497,120	$(1,386,052)
Earnings (loss) per share:
Basic and diluted	$0.05	$(0.01)
Weighted average number of common shares outstanding:
Basic and diluted	141,584,014	118,879,657
The accompanying notes are an integral part of these condensed unaudited consolidated financial statements.

BOOMER HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balances - July 31, 2020	136,229,895	$138,925	$4,042,418	$(16,159,533)	$(11,978,190)
Issuances of stock as a result from previous unregistered shares from reverse merger shareholders	18,814,416	16,119	(16,119)	—	—
Net income	—	—	—	7,497,120	7,497,120
Balances - October 31, 2020	155,044,311	$155,044	$4,026,299	$(8,662,413)	$(4,481,070)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Balances - July 31, 2019	30,000	$520,000	$(718,009)	$(718,009)	$(916,018)
Issuance of stock	—	1,198,568	—	—	1,198,568
Net loss	—	—	—	(1,386,052)	(1,386,052)
Balances - October 31, 2019	30,000	$1,718,568	$(718,009)	$(2,104,061)	$(1,103,502)
The accompanying notes are an integral part of these condensed unaudited consolidated financial statements.

BOOMER HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months ended October 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$7,497,120	$(1,386,052)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	8,500	4,508
Noncash lease expense	2,466	37,575
Changes in assets and liabilities:
Accounts receivables, net	(4,190,167)	(9,218)
Other current assets	(230,221)	(11,994)
Inventories, net	(1,543,618)	(44,327)
Accounts payable	(1,232,372)	236,479
Accounts payable - related party	(26,796)	—
Factory payable	3,218,390
Other current liabilities	458,184	74,609
Accrued interest	69,673	3,568
Unearned revenue	(6,833,745)	—
Net cash used in operating activities	(2,802,586)	(1,094,852)

Cash flows from investing activities:
Purchases of property and equipment	(22,095)	(64,897)
Loans provided on loans receivables to related parties	—	(124,524)
Payment received from loans made to related parties	25,000	90,917
Net cash provided by (used) in investing activities	2,905	(98,504)

Cash flows from financing activities:
Borrowing on lines of credit from financial institutions	2,302,024	—
Repayment on lines of credit from financial institutions	(2,827,269)	—
Borrowing on lines of credit, related parties	95,000	53,645
Repayment on lines of credit, related parties	(661,125)	(59,688)
Repayment on note payable	(330)	—
Proceeds from issuance of common stock	—	1,198,568
Net cash provided by (used in) financing activities	(1,091,700)	1,192,525
Net increase in cash	(3,891,381)	(831)
Cash – beginning of period	4,171,371	63,016
Cash – end of period	$279,990	$62,185
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$457,611	$14,485
Income taxes	$800	$800
The accompanying notes are an integral part of these condensed unaudited consolidated financial statements.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. DESCRIPTION OF BUSINESS
Boomer Naturals Holdings Inc. (the “Company”), through its wholly-owned subsidiary Boomer Naturals, Inc., a Nevada corporation, provides wellness solutions to multiple target markets through multiple sales channels, including PPE products, retail locations, e-commerce, and wholesale distribution networks. Boomer sells health and wellness products and services geared toward alleviating pain, anxiety and improving general wellness through our proprietary lines of Boomer Botanics products. Our Boomer Botanics terpene formula combines five natural and powerful ingredients and is the first FDA-compliant alternative that fully supports the body’s central nervous system.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Unaudited Interim Financial Information
These unaudited interim financial statements have been prepared in accordance with GAAP for interim financial reporting and the rules and regulations of the Securities and Exchange Commission that permit reduced disclosure for interim periods. Therefore, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. In the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented have been made.
The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the year ending July 31, 2021. The balance sheets and certain comparative information as of July 31, 2020 are derived from the audited financial statements and related notes for the year ended July 31, 2020.
This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representation of the company’s management who are responsible for the integrity and objectivity of the financial statements. These accounting policies confirm to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.
Basis of Presentation and Consolidation
The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) as promulgated in the United States of America and in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation. The consolidated financial statements include the account of Boomer Holdings, Inc. and a wholly owned subsidiary, Boomer Naturals, Inc. All intercompany accounts, transactions, and profits have been eliminated upon consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include, but are not limited to, the estimated useful lives of property and equipment, patent and trademark, the ultimate collection of accounts receivable and accrued expenses. Actual results could materially differ from those estimates.
Reclassification
Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations or cash flows.
Revenue Recognition
The Company recognizes revenue when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectability is reasonably assured, and delivery has occurred or services have been rendered. The Company offers the Boomer Botanics proprietary formula and PPE products through various channels, e-commerce, and brick and mortar retail.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)
The Company includes shipping and handling costs in cost of sales. Amounts billed for shipping and handling are included with revenues in the statement of operation.
The Company recognizes an allowance for estimated future sales returns in the period revenue is recorded, based on pending returns and historical return data, among other factors. Management did not believe any allowance for sales returns was required as of October 31, 2020.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense amounted to $6,638,805 and $259,085 for the three months ended October 31, 2020 and 2019, respectively.
Cash and Cash Equivalents
The Company considers all deposits with financial institutions and all highly liquid investments with original maturities of three months or less to be cash equivalents.
Accounts Receivable
Accounts receivable are carried at original invoice amount less the allowance for doubtful accounts based on a review of all outstanding amounts at year end. Management determines the allowance for doubtful accounts based on a combination of write-off history, aging analysis, and any specific known troubled accounts. Trade receivables are written off when deemed uncollectible.
Factoring Accounts Receivables
The Company entered into factoring agreement with Prestige Capital Finance, LLC (“Factorer”) on June 24, 2020. Under the agreement, the Company may factor its accounts receivables of up to 80% of the face value with maximum outstanding balance of $2.0 million and the fee ranges between 1% and 3% depending on the period when customers pay the outstanding accounts receivables. The Company had $4,022,988 of accounts receivables factored as of October 31, 2020, had factor payable based on accounts receivables factored of $3,218,390 as of October 31, 2020, and incurred approximately $193,000 of factor fees for the three months ended October 31, 2020. The Company did not have material factor balance as of July 31, 2020 as the Company started factoring its accounts receivables towards end of July 2020.
Inventories
Inventories primarily consist of finished goods and are stated at the lower of cost (first-in-first-out) or market. The Company maintains an allowance for potentially excess and obsolete inventories and inventories that are carried at costs that are higher than their estimated net realizable values.
Property and Equipment
Property and equipment consist of leasehold improvements, furniture and fixtures, machinery and equipment are stated at cost. Property and equipment are recorded at cost. Depreciation of property and equipment is provided using the straight-line method over the estimated useful lives of the assets, generally 5-7 year. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term, including renewal periods that are reasonably assured.
Impairment of Long-lived Assets
In accordance with ASC 360, “Property, Plant, and Equipment,” the Company reviews for impairment of long-lived assets and certain identifiable intangibles whenever events or circumstances indicate that the carrying amount of assets may not be recoverable. The Company considers the carrying value of assets may not be recoverable based upon our review of the following events or changes in circumstances: the asset’s ability to continue to generate income from operations and positive cash flow in future periods; loss of legal ownership or

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)
title to the assets; significant changes in our strategic business objectives and utilization of the asset; or significant negative industry or economic trends. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset are less than its carrying amount.
Fair Value of Financial Instruments
The Company records its financial assets and liabilities at fair value, which is defined under the applicable accounting standards as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measure date. The Company uses valuation techniques to measure fair value, maximizing the use of observable outputs and minimizing the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Inputs include management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are unobservable in the market and significant to the instrument’s valuation.
As of October 31, 2020 and July 31, 2020, the Company believes that the carrying value of cash, account receivables, accounts payable, accrued expenses, and other current assets and liabilities approximate fair value due to the short maturity of theses financial instruments. The financial statements do not include any financial instruments at fair value on a recurring or non-recurring basis.
Income Taxes
The Company has elected to be taxed as an S-corporation. Accordingly, except for a minimal state tax, the Company is not taxed at the corporate level; rather, the tax on corporate income is paid and the benefits of losses are recognized at the stockholder level. Therefore, no provision or credit for federal income taxes has been included in the financial statements. Certain transactions of the Company are subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing the financial statements. Accordingly, the net income of the Company reported for federal income tax purposes may differ from the net income reported in these financial statements. The major differences relate to accounting for depreciation on property and equipment, stock compensation, and research credits
The Company has adopted ASC 740-10-25, which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. The Company must recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company did not recognize additional liabilities for uncertain tax positions as a result of the implementation of ASC 740-10-25 for the three months ended October 31, 2020.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable and other receivables arising from its normal business activities. The Company has a diversified customer base. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and,

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)
based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectable accounts and, as a consequence, believes that its accounts receivable related credit risk exposure beyond such allowance is limited.
The Company generates significant revenues derived from the PPE products which accounted for 98% and 0% of revenues for the three months ended October 31, 2020 and 2019, respectively. The Company had 2 customers that accounted for 92% of revenue for the three months ended October 31, 2020 and had related accounts receivable of $3,508,750 as of October 31, 2020.
The Company maintains its cash and cash equivalents with various credit institutions. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at FDIC-insured institutions are covered by FDIC insurance. At times, deposits may be in excess of the FDIC insurance limit; however, management does not believe the Company is exposed to any significant related credit risk.
Leases
The Company accounted for leases under Accounting Standards Codification (ASC) 840, Accounting for Leases and as such the Company recognized a right-of-use asset and a lease liability for virtually all leases.
On February 25, 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842), to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing transactions. ASC 842 requires that lessees recognize right of use assets and lease liabilities calculated based on the present value of lease payments for all lease agreements with terms that are greater than twelve months. ASC 842 distinguishes leases as either a finance lease or an operating lease that affects how the leases are measured and presented in the statement of operations and statement of cash flows.
Recently Adopted and Issued Accounting Pronouncements
•	Recently Adopted Accounting Pronouncements
In June 2016, the Financial Accounting Standards Board (“FASB”) issued accounting standards update (“ASU”) 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequent amendments to the initial guidance: ASU 2018-19, ASU 2019-04, ASU 2019-05, and ASU 2019-11 (collectively, “Topic 326”). Topic 326 changed the impairment model for most financial assets and certain other instruments. For trade and other receivables, guarantees and other instruments, entities are required to use a new forward-looking expected loss model that replaces the previous incurred loss model and generally results in earlier recognition of credit losses. The Company adopted this standard in the first quarter of fiscal 2021 on August 2, 2020, the effective and initial application date, using a modified-retrospective basis as required by the standard by means of a cumulative-effect adjustment to the opening balance of Retained earnings in the Company’s Condensed Consolidated Statement of Stockholders’ Equity. The difference between reserves and allowances recorded under the former incurred loss model and the amount determined under the current expected loss model, net of the deferred tax impact, was recorded as an adjustment to Retained earnings. Adoption of this standard did not have a material impact to the Company’s Condensed Consolidated Financial Statements.
In August 2018, the FASB issued ASU 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20): Disclosure Framework—Changes to the Disclosure Requirements for Defined Benefit Plans. ASU 2018-14 eliminates requirements for certain disclosures and requires additional disclosures under defined benefit pension plans and other postretirement plans. The Company adopted this guidance in the first quarter of fiscal 2021. The provisions of the new standard do not have any effect on the Company’s interim financial statements.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(continued)
•	Recently Issued Accounting Pronouncements
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions to Topic 740’s general principles. The amendments also improve consistent application and simplifies its application. The Company is required to adopt this guidance in the first quarter of fiscal 2022. The Company is currently reviewing the provisions of the new standard and evaluating its impact on the Company’s consolidated financial statements.
Other recently issued accounting pronouncements did not, or are not believed by management to, have a material effect on our present or future consolidated financial statements.
3. INVENTORIES
Inventories primarily consisted of finished goods in the amount of $5,103,554 and $3,559,936 as of October 31, 2020 and July 31, 2020, respectively.
4. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:
	October 31, 2020	July 31, 2020
Furniture and equipment	$64,738	$46,134
Leasehold improvements	130,001	130,001
Computers	79,163	75,672
Total property and equipment	273,902	251,807
Less – accumulated depreciation	(36,724)	(28,224)
Total property and equipment, net	$237,178	$223,583
Depreciation expense on property and equipment amounted to $8,500 and $4,508 for the three months ended October 31, 2020 and 2019, respectively.
5. ACCOUNTS PAYABLE – RELATED PARTIES
On April 9, 2020, the Company entered into an Exclusive Distributorship Agreement with PhamVan Trading Co., Ltd. (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s PPE products in the United States. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market. Giang Thi Hoang, a member of the Company’s board of directors and holder of approximately 7.7% of the Company’s Common Stock and holds a minority equity position in the Supplier which is controlled by her sister and brother-in-law. At the time the Company entered into the agreement with the Supplier, Ms. Hoang was not yet a member of the board of directors.
The Company purchased approximately $10,803,100 and $0 of inventory for the three ended October 31, 2020 and 2019, respectively. The Company had accounts payable to related party in the amount of $687,040 and $713,836 as of October 31, 2020 and July 31, 2020, respectively.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
6. LINES OF CREDIT FROM FINANCIAL INSTITUTIONS
Lines of credit from financial institutions consisted of the following:
	October 31, 2020	July 31, 2020
June 2020 ($60,000 line of credit) - Line of credit with maturity date of June 23, 2021 with non-bearing interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$—	$137,352
July 2020 ($2,000,000 line of credit) - Line of credit with maturity date of July 28, 2021 with non-bearing interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	1,699,618	1,156,196
July 2020 ($979,300 line of credit) - Line of credit with maturity date of November 23, 2020 with non-bearing interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	—	931,315
Total lines of credit from financial institutions	$1,699,618	$2,224,863
Interest expense was $292,810 and $0 for the three months ended October 31, 2020 and 2019, respectively, for lines of credit from financial institutions.
7. LINES OF CREDIT – RELATED PARTIES
Lines of credit related parties consisted of the following:
	October 31, 2020	July 31, 2020
July 2019 ($1,000,000 line of credit) - Line of credit with maturity date of June 30, 2021 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$447,500	$947,500
July 2019 ($66,125 line of credit) - Line of credit with maturity date of July 29, 2029 with 6% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	—	66,125
Total lines of credit – related parties	$447,500	$1,013,625
Interest expense was $10,342 and $1,650 for the three months ended October 31, 2020 and 2019, respectively, for lines of credit from related parties.
8. NOTES PAYABLE
Notes payable consisted of the following:
	October 31, 2020	July 31, 2020
August 2019 ($5,980 note payable) - Note payable with maturity date of December 1, 2020 with 8.25% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$1,472	$1,801
April 2020 ($159,000 note payable) - US Small Business note payable with maturity date of April 15, 2050 with 3.75% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	159,000	159,000
April 2020 ($347,700 note payable) - Paycheck Protection Program payable with maturity date of December 31, 2020 with 1% interest per annum with unpaid principal balance and accrued interest payable on the maturity date. If loan is not forgiven.	347,700	347,700
Total notes payable	508,172	508,501
Less – current portion	—	(1,802)
Total notes payable, net of current portion	$508,172	$506,699
Interest expense was $2,359 and $0 for the three months ended October 31, 2020 and 2019, respectively, for notes payable.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
9. CONVERTIBLE NOTES PAYABLE
Convertible notes payable consisted of the following:
	October 31, 2020	July 31, 2020
January 2020 ($250,000 convertible note payable) - Convertible payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	$260,070	$260,070
January 2020 ($250,000 convertible note payable) - Convertible payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	260,070	260,070
January 2020 ($100,000 convertible note payable) - Convertible payable with maturity date of January 4, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	105,375	105,375
January 2019 ($100,000 convertible note payable) - Convertible payable with maturity date of January 6, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	25,000	25,000
February 2020 ($500,000 convertible note payable) - Convertible payable with maturity date of February 24, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	500,000	500,000
February 2019 ($500,000 convertible note payable) - Convertible payable with maturity date of February 24, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	500,000	500,000
February 2020 ($50,000 convertible note payable) - Convertible payable with maturity date of May 9, 2020 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	100,000	100,000
September 2019 ($200,000 convertible note payable) - Convertible payable with maturity date of September 14, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	200,000	200,000
June 2020 ($50,000 convertible note payable) - Convertible payable with maturity date of June 10, 2021 with 25% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	50,000	50,000
September 2019 ($300,000 convertible note payable) - Convertible payable with maturity date of December 14, 2021 with 12% interest per annum with unpaid principal balance and accrued interest payable on the maturity date.	300,000	300,000
Total convertible notes payable	2,300,515	2,300,515
Less – current portion	(1,020,140)	(1,580,375)
Total convertible notes payable, net of current portion	$1,280,375	$720,140
Interest expense was $69,673 and $0 for the three months ended October 31, 2020 and 2019, respectively, for convertible notes payable.
10. UNEARNED REVENUE
The Company had $215,519 and $7,049,264 in unearned revenue as of October 31, 2020 and July 31, 2020. This amount was comprised of customer deposit for an order that was fulfilled subsequent to the period end or customer orders that were shipped FOB Destination and had not been delivered as of period end. This revenue was recognized by the Company subsequent to the period end when delivered.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
11. EARNINGS PER SHARE
The Company calculates earnings per share in accordance with ASC 260, “Earnings Per Share,” which requires a dual presentation of basic and diluted earnings per share. Basic earnings per share are computed using the weighted average number of shares outstanding during the fiscal year. Dilutive earnings per share is computed on the basis of the weighted average number of shares plus potentially dilutive common shares which would consist of stock options outstanding (using the treasury method), which was none since the Company had net losses and any additional potential shares would be antidilutive.
12. INCOME TAX PROVISION
The Company did not have material income tax provision (benefit) because of net loss and valuation allowances against deferred income tax provision for the three months ended October 31, 2020 and 2019.
A reconciliation of the Company’s effective tax rate to the statutory federal rate is as follows:
	October 31, 2020	July 31, 2020
Statutory federal rate	21.0%	21.0%
State income taxes net of federal income tax benefit and others	0.0%	0.0%
Permanent differences for tax purposes and others	0.0%	0.0%
Change in valuation allowance	-21.0%	-21.0%
Effective tax rate	0.0%	0.0%
The income tax benefit differs from the amount computed by applying the U.S. federal statutory tax rate of 21%, primarily due to the change in the valuation allowance and state income tax benefit, offset by nondeductible expenses.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
The components of deferred tax assets and liabilities are as follows:
	October 31, 2020	July 31, 2020
Deferred tax assets:
Net operating losses	$1,694,000	$3,268,603
Other temporary differences	—	—
Total deferred tax assets	1,694,000	3,268,603
Less – valuation allowances	(1,694,000)	(3,268,603)
Total deferred tax assets, net of valuation allowances	$—	$—
The Company had available net operating loss carryovers of approximately $8,068,000 and $15,564,778 as of October 31, 2020 and July 31, 2020, respectively. Per the Tax Cuts and Jobs Act (TCJA) implemented in 2018, the two-year carryback provision was removed and now allows for an indefinite carryforward period. The carryforwards are limited to 80% of each subsequent year’s net income. As a result, net operating loss may be applied against future taxable income and expires at various dates subject to certain limitations. The Company has a deferred tax asset arising substantially from the benefits of such net operating loss deduction and has recorded a valuation allowance for the full amount of this deferred tax asset since it is more likely than not that some or all of the deferred tax asset may not be realized.
The Company files income tax returns in the U.S. federal jurisdiction and Nevada and is subject to income tax examinations by federal tax authorities for tax year ended 2019 and later and by not subject to Nevada authorities for tax year ended 2019 and later. The Company currently is not under examination by any tax authority. The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of October 31, 2020, the Company has no accrued interest or penalties related to uncertain tax positions.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
13. RELATED PARTY TRANSACTIONS
The Company had the following related party transactions:
•
Purchases and Accounts Payables – On April 9, 2020, the Company entered into an Exclusive Distributorship Agreement with PhamVan Trading Co., Ltd. (the “Supplier”). Pursuant to the agreement, the Company is the exclusive distributor of the supplier’s PPE products in the United States. The Supplier in turn has exclusive manufacturing agreements with certain manufacturers provide that the manufacturers will not sell these items to any other U.S. based customer provided that the Supplier orders an annual minimum of 1,500,000 masks from one manufacture and 750,000 masks from a second manufacturer, respectively. If the minimum amounts are not met, the agreements become non-exclusive for the U.S. market. Giang Thi Hoang, a member of the Company’s board of directors and holder of approximately 7.7% of the Company’s Common Stock and holds a minority equity position in the Supplier which is controlled by her sister and brother-in-law. At the time the Company entered into the agreement with the Supplier, Ms. Hoang was not yet a member of the board of directors.

•
The Company purchased approximately $10,803,100 and $0 of inventory for the three ended October 31, 2020 and 2019, respectively. The Company had accounts payable to related party in the amount of $687,040 and $713,836 as of October 31, 2020 and July 31, 2020, respectively.

•	Line of Credit – The Company entered into various lines of credit with shareholders of the Company. Refer to Lines of Credit Related Parties disclosure.
•
Notes Payable (related parties) – The Company entered into various notes payable with related parties who are also shareholders of the Company. Refer to Notes Payable – Related Parties for additional information.

14. COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company entered into the following operating facility lases:
•
Cheyenne Fairways – On July 25, 2019, the Company entered into an operating facility lease for its corporate office located in Las Vegas with 84 months term and with option to extend from 2 years to 5 years at the market rate. The lease started on September 1, 2019 and expires on August 31, 2026.

•	Cheyenne Technology Center – On September 16, 2019, the Company entered into an operating facility lease for its retail and warehouse located in Las Vegas for 37 months expiring on November 31, 2022.
•	Losee Industrial Park – On July 31, 2020, the Company entered into an operating facility lease for warehouse for initial lease payment of $9,345 per month expiring October 31, 2023.
The two facility leases for two separate locations dated on July 25, 2019 and September 16, 2019. Rent expense paid under the lease agreements for the three months ended October 31, 2020 and 2019 was $100,550 and $121,259, respectively.
For operating leases, we calculated right of use assets and lease liabilities based on the present value of the remaining lease payments as of the date of adoption using the incremental borrowing rate. The adoption of ASC 842 resulted in recording an adjustment to operating lease right of use assets and operating lease liabilities of $1,325,558 million and $1,387,158 million as of October 31, 2020. The difference between the operating lease ROU assets and operating lease liabilities at transition represented existing deferred rent expenses and tenant improvements, and indirect costs that was derecognized. The adoption of ASC 842 did not materially impact our results of operations, cash flows, or presentation thereof.

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
14. COMMITMENTS AND CONTINGENCIES(continued)
In accordance with ASC 842, the components of lease expense were as follows:
Three months Ended October 31, 2020	Fairways	Technology Center	Losee Industrial Park	Total
Operating lease expense	$20,193	$2,506	$9,345	$32.044
Others	—	—	—	—
Total lease expense	$—	$—	$—	$32.044
Three months Ended October 31, 2019	Fairways	Technology Center	Losee Industrial Park	Total
Operating lease expense	$20,193	$2,506	$—	$22,699
Others	—	—	—	—
Total lease expense	$20,193	$2,506	$—	$22,699
In accordance with ASC 842, maturities and operating lease liabilities as of April 30, 2020 were as follows:
Year ended July 31,	Fairways	Technology Center	Losee Industrial Park	Total
Undiscounted cash flows:
2021	$143,953	$22,696	$84,105	$250,754
2022	235,520	31,169	112,140	378,829
2023	242,077	10,596	112,140	364,813
2024	248,635	—	28,035	276,670
2025	255,192	—	—	255,192
Thereafter	273,403	—	—	273,403
Total undiscounted cash flows	1,398,780	64,461	336,420	1,799,661
Year ended July 31,	Fairways	Technology Center	Losee Industrial Park	Total
Discounted cash flows:
Lease liabilities – current	80,073	18,834	64,104	163,011
Lease liabilities - long-term	958,542	39,949	225,656	1,224,147
Total discounted cash flows	1,038,615	58,783	289,760	1,387,158
Difference between undiscounted and discounted cash flows	$360,165	$5,678	$46,660	$412,503
Year ended July 31,	Fairways	Technology Center	Losee Industrial Park	Total
Minimum lease payments
2021	$172,132	$26,574	$78,721	$277,427
2022	177,477	25,017	96,219	298,713
2023	161,860	7,957	87,099	256,916
2024	147,534	—	20,453	167,987
2025	134,383	—	—	134,383
Thereafter	132,904	—	—	132,904
Present values of minimum lease payments	$926,290	$59,548	$282,492	$1,268,330

BOOMER HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS(continued)
14. COMMITMENTS AND CONTINGENCIES(continued)
Contingencies
The Company is subject to various legal proceedings from time to time as part of its business. As of October 31, 2020, the Company was not currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, it believes would have a material adverse effect on its business, financial condition and results of operations.
15. SUBSEQUENT EVENTS
The Company evaluated all events or transactions that occurred after April 30, 2020 up through the date the financial statements were available to be issued. During this period, the Company did not have any material recognizable subsequent events required to be disclosed as of and for the year ended October 31, 2020.
In December 2020, Boomer became a vendor partner with Core-Mark, a leading marketer to the North American Convenience retail industry, to distribute the Company’s face coverings.
In November 2020, the Company began a distribution deal with the Chevron Terrible Herbst network in Nevada, with over 100 locations, to distribute Boomer Naturals, facemasks.

Boomer Holdings Inc.

PROSPECTUS
Prospectus dated March 17, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:
SEC registration fee	$
Legal fees and expenses	20,000
Accounting fees and expenses	5,000
Printing and engraving expenses	2,500
Transfer agent and registrar fees and expenses	1,000
Other expenses	2,000
Total	$
Item 14.	Indemnification of Directors and Officers.
Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of her position, if she acted in good faith and in a manner she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which she is to be indemnified, we must indemnify her against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.
Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.
Item 15.	Recent Sales of Unregistered Securities
On October 16, 2020, the Company executed a 10% Convertible Promissory Note in the principal amount of $262,500 with gross proceeds of $250,000 (the “Note”) in a private placement to an accredited investor (the “Holder”). The Company consummated the offering of the Note on October 19, 2020. The Note matures on April 14, 2021 and bears guaranteed interest at the rate of 10%. The Note is convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on any date after issuance at a 30% discount to the lowest volume weighted average price of the Common Stock during the 15 trading days prior to the date of a conversion notice. Such conversion is subject to certain additional terms and conditions, including a waivable limitation on the Holder’s ability to convert the Note into an amount of Common Stock that would result in the noteholder, together with its affiliates, owning more than 9.99% of the outstanding Common Stock. The Note may be prepaid in full on any day on or prior to its six month anniversary subject to prepayment premiums that increase over time. The Note is subject to certain additional terms and conditions, including certain remedies in connection with certain customary events of default. The Note also includes certain customary representations and warranties, and pursuant to which the Company agreed to comply with certain customary affirmative and negative covenants during the period the Note is outstanding, including but not limited to a right of first refusal in favor of the Holder for additional convertible promissory notes. As additional consideration for the investment, the Company issued 37,500 shares of its Common Stock to the Holder.
Effective October 5, 2020, the Company issued approximately 15,831,000 shares of common stock to various shareholders for subscriptions, conversions of outstanding securities, services and other consideration.

On July 29, 2020, the Issuer issued approximately 2,956,416 shares of common stock. As the number of shares was less than five percent (5%) of the number of outstanding shares of the Effective July 20, 2020, the Company issued an aggregate of 7,743,156 shares of common stock to various shareholders for subscriptions, services other consideration. 916,600 of the shares were issued for subscriptions received in the aggregate amount of $840,270 and 6,826,556 of the shares were issued for services.
On January 7, 2020, the Company executed an Agreement of Merger and Plan of Share Exchange (the “Exchange Agreement”), with Boomer Naturals Holdings, Inc., a Nevada corporation (“Boomer”), Boomer Naturals, Inc., and the shareholders of Boomer (the “Exchange”). Upon consummation of the transactions set forth in the Exchange Agreement (the “Closing”), the Company adopted the business plan of Boomer. Pursuant to the Agreement, the Company agreed to acquire all of the outstanding shares of Boomer in exchange for the issuance of an aggregate 120,980,739 shares of the Company’s Common Stock.
On August 5, 2020, the Company sold 24,000,000 shares of Company’s common stock, par value $0.001 per share (the “Common Stock”)to its founder Marina Funt for $8,000.
In connection with each of the preceding unregistered sales and issuances of securities, the Company relied upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering.

Item 16.	Exhibits and Financial Statement Schedules
Exhibit	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 16, 2020).

3.2	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 29, 2021).

5.1	Opinion of McCarter & English LLP.

10.1	Agreement and Plan of Share Exchange (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 8, 2020)

10.2	Trademark License Agreement between Tommy Bahama Group, Inc. and Boomer Naturals, Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on January 16, 2020)

10.3
Lease between Boomer Natural Wellness, Inc. and Ali Forootan LLC dated June 26, 2019 (incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed on June 10, 2020)

10.4	Employment Agreement with Daniel Capri (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on June 10, 2020)

10.5
Promissory Note from Boomer Naturals, Inc. in the amount of $300,000 in favor of Michael Quaid dated July 1, 2019 (incorporated by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 filed on June 10, 2020)

10.6
Promissory Note from Boomer Naturals, Inc. in the amount of $600,000 in favor of Net Tech Investments LLC dated July 1, 2019 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-1 filed on June 10, 2020)

10.7
Promissory Note from Boomer Naturals, Inc. the amount of $150,000 in favor of Giang Hoang dated July 1, 2019 (incorporated by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 filed on June 10, 2020) July 1, 2019

10.8
Promissory Note from Boomer Naturals, Inc. in the amount of $300,000 in favor of Whale Sports LLC dated July 1, 2019 (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed on June 10, 2020)

10.9
Exclusive Distributorship Agreement between Boomer Naturals, Inc. and PhamVan Trading Co., Ltd. Dated April 9, 2020 (incorporated by reference to Exhibit 10.13 to the Company’s Registration Statement on Form S-1 filed on August 5, 2020)

10.10	Form of 10% Convertible Promissory Note (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 21, 2020

10.11	Amended and Restated Employment Agreement with Michael R. Quaid dated March 12, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 12, 2021)

23.1	Consent of Benjamin & Ko

23.2	Consent of McCarter & English LLP (included as part of Exhibit 5.1)*

24.1	Power of Attorney (included on signature page to this Registration Statement)

Item 17.	Undertakings
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act;
ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement. 39

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act to any purchaser:
i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):
A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, Boomer Holdings Inc., a Nevada corporation, has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on March 17, 2021.
BOOMER HOLDINGS INC.

By:	/s/ Michael Quaid
Name: Michael Quaid
Title: Chief Executive Officer
Each person whose signature appears below constitutes and appoints Michael Quaid and Daniel Capri and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated.
SIGNATURE	TITLE	DATE
/s/ Daniel Capri.	President, Treasurer and Chairman (Principal Financial Officer)	March 17, 2021
Daniel Capri.

/s/ Michael Quaid	Chief Executive Officer, Director (Principal Executive Officer)	March 17, 2021
Michael Quaid

/s/ Giang Thi Hoang	Director	March 17, 2021
Giang Thi Hoang